                                                                    Exhibit 2.52

                                  AGREEMENT FOR
                                        A
                      U.S. $200,000,000 REDUCING REVOLVING
                                 CREDIT FACILITY

                             TO BE MADE AVAILABLE TO
                      CERTAIN WHOLLY-OWNED SUBSIDIARIES OF
                           TEEKAY SHIPPING CORPORATION

                          ARRANGED AND UNDERWRITTEN BY

                              DEN NORSKE BANK ASA,
              CHRISTIANIA BANK OG KREDITKASSE ASA, NEW YORK BRANCH,
                                       and
                             THE BANK OF NOVA SCOTIA




                             as of January 26, 1998

                                      INDEX

                                                                         PAGE


CLAUSE 1  DEFINITIONS..................................................      1
         1.1           Defined Terms...................................      1
         1.2           Construction....................................     17
         1.3           Accounting Terms................................     17

CLAUSE 2  REPRESENTATIONS AND WARRANTIES...............................     17

         2.1(a)        Due Organization and Power......................     17
         2.1(b)        Authorization and Consents......................     17
         2.1(c)        Binding Obligations.............................     18
         2.1(d)        No Violation....................................     18
         2.1(e)        No Immunity ....................................     18
         2.1(f)        Litigation......................................     18
         2.1(g)        No Default......................................     18
         2.1(h)        Charters........................................     18
         2.1(i)        Vessel Ownership, Classification,
                         Seaworthiness and Insurance...................     19
         2.1(j)        Financial Statements............................     19
         2.1(k)        Tax Returns and Payments........................     20
         2.1(l)        Insurance.......................................     20
         2.1(m)        Offices.........................................     20
         2.1(n)        Foreign Trade Control Regulations...............     20
         2.1(o)        No Money Laundering.............................     21


         2.1(p)        Equity Ownership................................     21
         2.1(q)        Environmental Matters...........................     21
         2.1(r)        Pending or Threatened Environmental
                          Claims.......................................     22
         2.1(s)        Potential Environmental Claims..................     22
         2.1(t)        Compliance with ISM Code.........................    22
         2.1(u)        Threatened Withdrawal of DOC or SMC..............    22
         2.1(v)        Limited Purpose..................................    22
         2.1(w)        Survival.........................................    22

CLAUSE 3  ADVANCES......................................................    23

         3.1(a)        Purposes.........................................    23
         3.1(b)        Making of the Advances...........................    23
         3.1(c)        Maximum Number of Advances.......................    23
         3.2           Drawdown Notice..................................    23
         3.3           Effect of Drawdown Notices.......................    23
         3.4           Notation of Advances.............................    24

CLAUSE 4  CONDITIONS PRECEDENT..........................................    24

         4.1           Conditions Precedent to Drawdown of
                         the Initial Advance............................    24
         4.2           Further Conditions Precedent.....................    27
         4.3           Break Funding Costs..............................    28

CLAUSE 5  REPAYMENT, REDUCTION AND PREPAYMENT ..........................    28

         5.1           Repayment........................................    28
         5.2           Scheduled Reductions of the Credit
                         Facility.......................................    28
         5.3           Prepayment; Reborrowing..........................    28
         5.4           Optional Permanent Reduction of Credit
                         Facility.......................................    28
         5.5           Pro-rata Reduction of Commitments................    29

CLAUSE 6  INTEREST AND RATE.............................................    29

         6.1           Interest Rate; Default Rate......................    29
         6.2           Interest Periods.................................    29
         6.3           Interest Payments................................    29
         6.4           Calculation of Interest..........................    29

CLAUSE 7  PAYMENTS......................................................    30

         7.1           Place of Payments, No Set Off....................    30
         7.2           Tax Credits......................................    31

CLAUSE 8 EVENTS OF DEFAULT..............................................    32

         8.1(a)        Commitment Reduction, Commitment Commission
                         and Interest...................................    32
         8.1(b)        Other Payments...................................    32
         8.1(c)        Representations, etc.............................    32
         8.1(d)        Impossibility, Illegality........................    32
         8.1(e)        Covenants........................................    32
         8.1(f)        Indebtedness.....................................    33


         8.1(g)        Stock Ownership..................................    33
         8.1(h)        Default under the Security Documents.............    33
         8.1(i)        Bankruptcy.......................................    33
         8.1(j)        Sale of Assets...................................    33
         8.1(k)        Judgments........................................    34
         8.1(l)        Inability to Pay Debts...........................    34
         8.1(m)        Financial Position...............................    34
         8.1(n)        Termination, Amendment or Assignment
                         of Charters....................................    34
         8.2           Indemnification..................................    35
         8.3           Application of Moneys............................    35

CLAUSE 9 COVENANTS......................................................    36

         9.1           .................................................    36
         9.1(A)(i)     Performance of Agreements........................    36
         9.1(A)(ii)    Notice of Default; Change in
                                      Classification of Vessel..........    36
         9.1(A)(iii)   Obtain Consents..................................    36
         9.1(A)(iv)    Financial Statements.............................    37
         9.1(A)(v)     Corporate Existence..............................    37
         9.1(A)(vi)    Books, Records, etc..............................    38
         9.1(A)(vii)   Inspection.......................................    38
         9.1(A)(viii)               Taxes...............................    38
         9.1(A)(ix)    Compliance with Statutes, etc....................    38
         9.1(A)(x)     Environmental Matters............................    39
         9.1(A)(xi)    ISM Code Matters.................................    39
         9.1(A)(xii)   Accountants......................................    40
         9.1(A)(xiii)               Continue Charters...................    40
         9.1(A)(xiv)                Class Certificate...................    40
         9.1(A)(xv)    Maintenance of Properties........................    40
         9.1(A)(xvi)                Vessel Management...................    41
         9.1(A)(xvii) Limitation on Restricted
                          Payments......................................    41
         9.1(B)(i)     Liens        ....................................    42
         9.1(B)(ii)    Loans and Advances...............................    43
         9.1(B)(iii)   Limitation on Indebtedness.......................    43
         9.1(B)(iv)    Guarantees, etc..................................    45
         9.1(B)(v)     Changes in Business..............................    45
         9.1(B)(vi)    Use of Corporate Funds...........................    45
         9.1(B)(vii)   Issuance of Shares...............................    45
         9.1(B)(viii)               Consolidation, Merger...............    46
         9.1(B)(ix)    Changes in Offices or Names......................    46
         9.1(B)(x)     Limitation on Transactions with
                         Shareholders and Affiliates....................    46
         9.1(B)(xi)    Change of Flag...................................    47
         9.1(B)(xii)   Sale of Vessel...................................    47
         9.2           Valuation of the Vessels.........................    47
         9.3           Collateral Maintenance...........................    47
         9.4           Reduction of Collateral..........................    48
         9.5           Inspection and Survey Reports....................    49

CLAUSE 10  ASSIGNMENT...................................................    49

CLAUSE 11  ILLEGALITY, INCREASED COST,
                        NON-AVAILABILITY, ETC...........................    49

         11.1          Illegality   ....................................    49
         11.2          Increased Cost...................................    50
         11.3          Non-Availability.................................    51
         11.4          Determination of Losses..........................    51
         11.5          Compensation for Losses..........................    51

CLAUSE 12  CURRENCY INDEMNITY...........................................    52

         12.1          Currency Conversion..............................    52
         12.2          Change in Exchange Rate..........................    52
         12.3          Additional Debt Due..............................    52
         12.4          Rate of Exchange.................................    52

CLAUSE 13  FEES AND EXPENSES............................................    52

         13.1          Commitment Commission............................    52
         13.2          Agency Fee.......................................    53
         13.3          Arrangement Fee..................................    53
         13.4          Underwriting Fee.................................    53
         13.5          Expenses     ....................................    53

CLAUSE 14  APPLICABLE LAW, JURISDICTION AND WAIVER......................    54

         14.1          Applicable Law...................................    54
         14.2          Jurisdiction.....................................    54
         14.3          WAIVER OF JURY TRIAL.............................    54

CLAUSE 15  THE ADMINISTRATIVE AGENT.....................................    54

         15.1          Appointment of Administrative Agent..............    54
         15.2          Distribution of Payments.........................    55
         15.3          Holder of Interest in Note.......................    55
         15.4          No Duty to Examine, Etc..........................    55
         15.5          Administrative Agent as Lender...................    55
         15.6(a)       Obligations of Administrative Agent..............    55
         15.6(b)       No Duty to Investigate...........................    55
         15.7(a)       Discretion of Administrative Agent...............    56
         15.7(b)       Instructions of Majority Lenders.................    56
         15.8          Assumption re Event of Default...................    56
         15.9          No Liability of Administrative Agent
                            or Lenders..................................    56
         15.10         Indemnification of Administrative Agent..........    57
         15.11         Consultation with Counsel........................    57
         15.12         Resignation......................................    57
         15.13         Representations of Lenders.......................    58
         15.14         Notification of Event of Default.................    58
         15.15         Annual Bank Meeting..............................    58

CLAUSE 16  APPOINTMENT OF SECURITY TRUSTEE..............................    58

CLAUSE 17  NOTICES AND DEMANDS..........................................    59

         17.1          Notices..........................................    59


CLAUSE 18  MISCELLANEOUS................................................    59

         18.1          Time of Essence..................................    59
         18.2          Unenforceable, etc., Provisions -
                         Effect     ....................................    60
         18.3          References.......................................    60
         18.4          Further Assurances...............................    60
         18.5          Prior Agreements, Merger.........................    60
         18.5          Joint and Several Obligations....................    60
         18.7          Limitation of Liability..........................    61
         18.8          Entire Agreement, Amendments.....................    62
         18.9          Headings     ....................................    62
         18.10         Original Syndication.............................    62


            SCHEDULE                          CONTENTS

               1                              The Borrowers

               2                              The Lenders and the Commitments

               3                              The Charters

               4                              The Vessels



           EXHIBITS

           A   Promissory Note
           B   Guaranty
           C   Form of Mortgage
           D   Form of Earnings Assignment
           E   Form of Insurances Assignment
           F   Form of Consent and Agreement
           G   Form of Share Pledge
           H   Form of Accession Agreement
           I   Form of Assignment and Assumption Agreement
           J   Form of Drawdown Notice
           K   Form of Compliance Certificate

                  REDUCING REVOLVING CREDIT FACILITY AGREEMENT

          THIS REDUCING REVOLVING CREDIT FACILITY AGREEMENT is made the as of the 26th day of January, 1998, and is by and among:

     (1) Those certain Liberian corporations whose names and registered addresses are set forth in Schedule 1 hereto and which are signatories hereto, as joint and several borrowers, together with any additional such borrower(s) made party hereto pursuant to an Accession Agreement (as hereinafter defined) in accordance with the terms hereof (together, the "Borrowers", each a "Borrower");

     (2) Den norske Bank ASA ("DnB"), Christiania Bank og Kreditkasse ASA, New York Branch ("CBK"), and The Bank of Nova Scotia ("BNS"), as joint arrangers and underwriters (together, the "Joint Arrangers and Underwriters", each a "Joint Arranger and Underwriter");

     (3) The banks and financial institutions whose names and addresses are set out in Schedule 2 hereto (together, the "Lenders", each a "Lender");

     (4) DNB, as agent (the "Administrative Agent") and security trustee for the Lenders; and

     (5) CBK and BNS, as joint syndication agents (together, the "Syndication Agents, each a "Syndication Agent").


                                WITNESSETH THAT:

1.       DEFINITIONS

1.1 Defined Terms. In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

"Acceptable Accounting                  Ernst & Young, or such other recognized
Firm"                                   international  accounting  firm as shall
                                        be approved by the Majority Lenders, such approval not to be unreasonably withheld;

"Accession Agreement"                   an agreement substantially in the form
                                        of Exhibit H hereto pursuant to which a
                                        wholly-owned subsidiary of the Guarantor is made a Borrower in accordance with the terms hereof;

"Adjusted Consolidated                  means the aggregate net income (or loss)
Net Income"                             of  the  Guarantor  and its consolidated
                                        Subsidiaries determined in accordance
                                        with GAAP; provided that the following
                                        items shall be excluded in computing
                                        Adjusted Consolidated Net Income
                                        (without duplication): (i) the effects
                                        of foreign currency exchange adjustments under GAAP, (ii) any gains or losses

                                        (on an after-tax basis) attributable to
                                        vessel sales or to prepayment of
                                        Indebtedness and (iii) any extraordinary gains (or losses).

"Advance(s)"                            any amount advanced to the Borrowers
                                        with respect to the Credit Facility or
                                        (as the context may require) the
                                        aggregate amount of all such Advances
                                        for the time being outstanding;

"Affiliate"                             means with respect to any Person, any
                                        other Person directly or indirectly
                                        controlled by or under common control
                                        with such Person. For the purposes of
                                        this definition, "control" (including,
                                        with correlative meanings, the terms
                                        "controlled by" and "under common
                                        control with") as applied to any Person
                                        means the possession directly or
                                        indirectly of the power to direct or
                                        cause the direction of the management
                                        and policies of that Person whether
                                        through ownership of voting securities
                                        or by contract or otherwise;

"Affiliate Vessel(s)"                   any vessel (other than the Vessels)
                                        owned by an Affiliate of the Guarantor;

"Agents"                                the Administrative Agent and Syndication
                                        Agents;

"Agreement"                             this Agreement as the same shall be
                                        amended, modified or supplemented from
                                        time to time;

"Applicable Rate"                       any rate of interest on the Advances
                                        from time to time applicable pursuant to Clause 6.1 hereof;

"Assignment and                         the Assignment and Assumption
 Assumption Agreement(s)                "Agreement(s) executed pursuant to
                                        Clause 10 hereof substantially in the
                                        form of Exhibit I hereto;

"Assignment Notices"                    a)   the notices with respect to the
                                             Earnings Assignments substantially
                                             in the form set out in Exhibit 1
                                             thereto or in such other form as
                                             the Majority Lenders may agree;


                                        b)   the notices with respect to the
                                             Insurances Assignments
                                             substantially in the form set out
                                             in Exhibit 3 thereto or in such
                                             other form as the Majority Lenders
                                             may agree;

"Assignments"                           the Insurances Assignments and the
                                        Earnings Assignments;

"Banking Day(s)"                        day(s) on which banks are open for the
                                        transaction of business of the nature
                                        required by this Agreement in Oslo,
                                        Norway, London, England, Frankfurt,
                                        Federal Republic of Germany, New York,
                                        New York and Vancouver, Canada;

"Charter(s)"                            the charterparty agreements entered into
                                        by each of the Borrowers with Palm
                                        Shipping relating to such Borrower's
                                        Vessel, the date of each of which is set out in Schedule 3 hereto; or any substitute charter acceptable to the
                                        Majority Lenders in their sole
                                        discretion;

"Code" the Internal Revenue Code of 1986, as amended, and any successor statute and regulations promulgated thereunder;

"Commitment Commission"                 a non-refundable fee to be paid to the
                                        Administrative Agent, on behalf of the
                                        Lenders, which shall be equal to (1) if
                                        the Net Debt to Equity Ratio is greater
                                        than 1.5:1, .30% per annum; (2)if the
                                        Net Debt to Equity Ratio is equal to or
                                        less than 1.5:1 but greater than 1:1,
                                        .25% per annum; and (3) if the Net Debt
                                        to Equity Ratio is equal to or less than 1:1, .20% per annum, as calculated as provided in Clause 13.1 hereof; the foregoing rate to be determined on the date hereof, and be adjusted, if necessary, as of the first Banking Day following the receipt by the
                                        Administrative Agent of the most recent
                                        quarterly unaudited or annual audited
                                        financial statements, as the case may
                                        be, of the Guarantor together with the
                                        Compliance Certificate of the Guarantor
                                        (setting forth the Guarantor's
                                        calculation of the Net Debt to Equity
                                        Ratio);

"Commitment Reduction"                  the portion of the Credit Facility which
                                        is to be reduced on the Reduction Dates
                                        pursuant to Clause 5.2;

"Commitments"                           in relation to a Lender, the portion of
                                        the Credit Facility set out opposite its name in Schedule 2 hereto or, as the case may be, in any relevant Assignment and Assumption Agreement, as reduced from time to time pursuant to the terms of this Agreement;

"Compliance Certificate"                has the meaning ascribed thereto in
                                        Clause 9.1(A)(iv)(a) hereof;

"Consents"                              the Consent and Agreement to each of the
                                        Earnings Assignments executed by Palm
                                        Shipping, substantially in the form set
                                        out in Exhibit F hereto;

"Consolidated EBITDA"                   means, with respect to any Person for
                                        any period, the sum of (i) Income from
                                        Vessel Operations, (ii) depreciation
                                        expense and (iii) amortization expense,
                                        as presented in the financial statements of such Person;

"Consolidated Interest
Expense" is defined to mean, with respect to any Person for any period, the aggregate amount of (i) interest expense and (ii) losses on marketable securities less
                                        (iii) interest income and (iv) gains on
                                        marketable securities as disclosed on
                                        the financial statements of such Person;

----
"Credit Facility"                       an amount which on the Initial Drawdown
                                        Date shall equal the lesser of (1) Two
                                        Hundred Million United States Dollars
                                        (U.S. $200,000,000) and (2) Sixty-Five
                                        percent (65%) of the aggregate of the
                                        FMV of the Vessels, which may be
                                        advanced by the Lenders to the Borrowers pursuant to this Agreement, as such amount may be reduced from time to time pursuant to the terms of this Agreement;

"Credit Facility Period"                the period from the Drawdown Date of the
                                        first Advance made under the Credit
                                        Facility to the date upon which all
                                        amounts owing under the Credit Facility
                                        and all other amounts due to the
                                        Administrative Agent, Security Trustee
                                        and the Lenders pursuant to this
                                        Agreement, the Note and the Security
                                        Documents become repayable and are
                                        repaid in full or are prepaid in full;

"Currency Agreement"                    means any foreign exchange contract,
                                        currency swap agreement or other similar agreement or arrangement designed to protect the Guarantor or any of its

                                        Subsidiaries against fluctuations in
                                        currency values to or under which the
                                        Guarantor or any of its Subsidiaries is
                                        a party or a beneficiary on the date of
                                        this Agreement or becomes a party or a
                                        beneficiary thereafter.

"Default Rate"                          the rate per annum equal to the sum of
                                        the Applicable Rate and three percent
                                        (3%);

"DOC" means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

"Dollars" and the                       the legal currency, at any relevant time
sign "$"                                hereunder, of the United States of
                                        America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House
                                        Interbank Payments System (or such other
                                        Dollar funds as may be determined by the Lenders to be customary for the settlement in New York City of banking transactions of the type herein involved);

"Drawdown Date(s)"                      the dates, each being a Banking Day
                                        falling not later than the day
                                        immediately preceding the Maturity Date, upon which the Borrowers have requested that an Advance be made available as provided by Clause 3 hereof;

"Drawdown Notice"                       shall have the meaning ascribed thereto
                                        in Clause 3.2 hereof;

"Earnings Assignments"                  assignments in respect of the earnings
                                        of each Vessel from any and all sources, including, but not limited to, the respective Charter relating to such
                                        Vessel, to be executed by the relevant
                                        Borrower in favor of the Security
                                        Trustee pursuant to Clause 4.1(c)(iv)
                                        hereof, substantially in the form of
                                        Exhibit D hereto;

"Environmental Approvals"               shall have the meaning ascribed thereto
                                        in Clause 2.1(o) hereof;

"Environmental Claim"                   shall have the meaning ascribed thereto
                                        in Clause 2.1(o) hereof;

"Environmental Laws"                    shall have the meaning ascribed thereto
                                        in Clause 2.1(o) hereof;

"Equity" for any Person, such Person's shareholders' equity (inclusive of retained earnings) as reflected on such Person's most recent quarterly unaudited or annual audited financial statements, as the case may be, as prepared in accordance with GAAP;

"Event(s) of Default"                   any of the events set out in Clause 8
                                        hereof;

"Fee Letter"                            the letter dated December 7, 1997
                                        entered into by the Borrowers, the
                                        Guarantor and the Joint Arrangers and
                                        Underwriters in respect of the agency
                                        fees, the underwriting fees and
                                        arrangement fees referred to in Clause
                                        13 hereof;

"FMV" with respect to a Vessel, Fair Market Value as determined in accordance with Clause 9.2 hereof;

"GAAP" shall have the meaning ascribed thereto in Clause 1.3 hereof;

"Guarantor"                             Teekay Shipping Corporation, a
                                        corporation organized and existing under the laws of the Republic of Liberia;

"Guaranty"                              the guaranty in respect of the joint and
                                        several obligations of the Borrowers
                                        under this Agreement to be executed by
                                        the Guarantor in favor of the Security
                                        Trustee pursuant to Clause 4.1(d)(i)
                                        hereof substantially in the form of
                                        Exhibit B hereto;

"Income from
Vessel Operations"                      shall have the meaning given thereto in
                                        the Guarantor's and Subsidiaries
                                        Consolidated Statements of Income and
                                        Retained Earnings;

"Indebtedness"                          means, with respect to any Person at any
                                        date of determination (without
                                        duplication), (i) all indebtedness of
                                        such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all
                                        obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables, (v) all obligations on account of principal of such Person as lessee under capitalized leases, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, (vii) all indebtedness of other Persons guaranteed by such Person to the extent such indebtedness is guaranteed by such Person, and (viii) to the extent not otherwise included in this definition, the net obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for federal, state, local or other taxes;

"Initial Advance"                       the first Advance made pursuant to the
                                        Agreement;

"Initial Drawdown Date"                 the date of the Initial Advance;

"Insurances Assignments"                assignments in respect of the insurances
                                        of each Vessel, to be executed by the
                                        relevant Borrower in favor of the
                                        Security Trustee pursuant to Clause
                                        4.1(c)(iii) hereof, substantially in the form of Exhibit E hereto;

"Interest Coverage Ratio"               means, with respect to any Person on any
                                        date, the ratio of (i) the aggregate
                                        amount of Consolidated EBITDA of such
                                        Person for the four fiscal quarters for
                                        which financial information in respect
                                        thereof is available immediately prior
                                        to such date to (ii) the aggregate
                                        Consolidated Interest Expense of such
                                        Person during such four fiscal quarters.
                                        In making the foregoing calculation, (A) pro forma effect shall be given to (1) any Indebtedness incurred subsequent to the end of the four-fiscal-quarter period referred to in clause (i) and prior to such date (other than Indebtedness incurred under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such period), (2) any Indebtedness incurred during such period to the extent such Indebtedness is outstanding at such date and (3) any Indebtedness to be incurred on such date, in each case as if such Indebtedness had been incurred on the first day of such four-fiscal-quarter period and after giving pro forma effect to the application of the proceeds thereof as if such application had occurred on such first day; (B)
                                        Consolidated Interest Expense
                                        attributable to interest on any
                                        Indebtedness (whether existing or being
                                        incurred) computed on a pro forma basis
                                        and bearing a floating interest rate
                                        shall be computed as if the rate in
                                        effect on such date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest
                                        Rate Agreement has a remaining term in
                                        excess of 12 months) had been the
                                        applicable rate of the entire period;
                                        (C) there shall be excluded from
                                        Consolidated Interest Expense any
                                        Consolidated Interest Expense related to any amount of Indebtedness that was outstanding during such four-fiscal-quarter period or thereafter but that is not outstanding or is to be repaid on the date, except for Consolidated
                                        Interest Expense accrued (as adjusted
                                        pursuant to clause (B)) during such
                                        four-fiscal-quarter period under a
                                        revolving credit or similar arrangement
                                        to the extent of the commitment
                                        thereunder (or under any successor
                                        revolving credit or similar arrangement) in effect on such date; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions
                                        (including giving pro forma effect to
                                        the application of proceeds of any asset disposition) that occur during such four-fiscal-quarter period or thereafter and prior to such date as if they had occurred and such proceeds had been applied on the first day of such four-fiscal-quarter period; provided that to the extent that clause (D) of this sentence requires that pro forma effect be given to an asset acquisition or asset disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding such date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available; and provided further that for purposes of determining the Interest
                                        Coverage Ratio with respect to the
                                        acquisition of a Vessel or the financing thereof, the Guarantor may apply
                                        Consolidated EBITDA for such Vessel
                                        based upon historical earnings of such
                                        Vessel or, if none, of its most
                                        comparable Vessel during the applicable
                                        four-fiscal-quarter period, or if, in
                                        the good faith determination of the
                                        Board of Directors, the Guarantor does
                                        not have a comparable Vessel, based upon industry average earnings for comparable vessels;

"Interest Payment Date"                 the last day of each Interest Period
                                        and, for Interest Periods longer than
                                        three months, that day falling every
                                        three months after the commencement
                                        thereof until the end of such Interest
                                        Periods; should any such day not be a
                                        Banking Day the relevant Interest
                                        Payment Date shall be the next following
                                        Banking Day, unless such next following
                                        Banking Day falls in the following
                                        calendar month, in which case the
                                        relevant Interest Payment Date shall be
                                        the immediately preceding Banking Day;

"Interest Period(s)"                    with respect to each Advance, any period
                                        by reference to which an interest rate
                                        is determined pursuant to Clause 6.2
                                        hereof;

"Interest Rate
Agreements"                             means any interest rate protection
                                        agreement, interest rate future
                                        agreement, interest rate option
                                        agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect the Guarantor or any of its Subsidiaries against fluctuations in interest rates to or under which the Guarantor or any of its Subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary hereafter;

"ISM Code"                              means the International Safety
                                        Management Code for the Safe Operating
                                        of Ships and for Pollution Prevention
                                        constituted pursuant to Resolution A.
                                        741(18) of the International Maritime
                                        Organization and incorporated into the
                                        Safety of Life at Sea Convention and
                                        includes any amendments or extensions
                                        thereto and any regulation issued
                                        pursuant thereto;

"LIBOR"                                 in relation to Interest Periods of one
                                        (1), three (3) or six (6) months, the
                                        rate (rounded upward to the nearest
                                        1/16th of one percent) for deposits of
                                        Dollars for a period equivalent to such
                                        period at or about 11:00 a.m. (London
                                        time) on the second London Banking Day
                                        before the first day of such period as
                                        displayed on Telerate page 3750 (British
                                        Bankers' Association Interest Settlement
                                        Rates) (or such other page as may
                                        replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) dated August
                                        1985)), provided that if on such date no such rate is so displayed or if the Interest Period is other than one (1), three (3) or six (6) months, LIBOR for such period shall be the arithmetic mean (rounded upward if necessary to four decimal places) of the rates respectively quoted to the

                                        Administrative Agent by each of the
                                        Reference Banks at the request of the
                                        Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;

"Majority Lenders"                      Lenders whose Commitments exceed
                                        sixty-six and sixty seven hundredths
                                        percent (66.67%) of total Commitments;

"Management
Agreement(s)"                           The agreement(s) entered into between
                                        the Manager and each Borrower in respect of the commercial and technical management of the Borrowers' Vessels;

"Manager"                               Teekay Shipping Limited, a Bahamian
                                        company and a Wholly Owned Subsidiary of the Guarantor;

"Margin" (a) if the Net Debt to Equity Ratio is greater than 1.5:1, the Margin shall be .75% per annum; (b) if the Net Debt to Equity Ratio is equal to or less than 1.5:1 but greater than 1:1, the Margin shall be .60% per annum; and (c) if the Net Debt to Equity Ratio is 1:1 or less, the Margin shall be .50% per annum; the Margin to be determined as of the date hereof, and to be adjusted, if necessary, as of the first Banking Day following receipt by the Administrative Agent of the most recent quarterly unaudited or annual audited financial statements, as the case may be, of the Guarantor together with the Compliance Certificate of the Guarantor (setting forth the Guarantor's calculation of the Net Debt to Equity Ratio);

"Materials of
Environmental Concern"                  shall have the meaning ascribed in
                                        Clause 2.1(o) hereof;

"Maturity Date"                         the day which falls eight years from the
                                        date on which the first Advance was
                                        drawn under the Credit Facility; if such day is not a Banking Day, the next following Banking Day, unless such next following Banking Day falls in the following calendar month, in which case the Maturity Date shall be the immediately preceding Banking Day;

"Mortgages"                             the first priority statutory mortgages
                                        and deeds of covenants collateral
                                        thereto with respect to each Vessel to
                                        be recorded on each Vessel and executed
                                        by the relevant Borrower in favor of the Security Trustee, pursuant to Clause
                                        4.1(c)(ii) hereof, and to be
                                        substantially in the form of Exhibit C
                                        hereto;

"Net Debt"                              means (x) the sum of long term debt and
                                        capital leases (including the current
                                        portions) less (y) to the extent
                                        positive, the sum of cash (including
                                        cash held in retention accounts for the
                                        payment of debt and cash pledged as
                                        collateral against balance sheet
                                        obligations) and marketable securities
                                        exceeding the sum of the current portion of long term debt and capital leases
                                        (excluding the current portion of
                                        Advances);

"Net Debt to Equity                     means, the ratio of the Guarantor's
Ratio"                                  consolidated Net Debt to its
                                        consolidated Equity as reflected on the
                                        most recent quarterly unaudited or
                                        annual audited financial statements, as
                                        the case may be, as calculated by the
                                        Guarantor, which calculation shall be
                                        set forth in the Compliance Certificate
                                        accompanying such financial statements,
                                        and agreed by the Administrative Agent;

"Note" the promissory note, to be executed by the Borrowers to the order of the Security Trustee, pursuant to Clause 4.1(c)(i) hereof, to evidence the Credit Facility substantially in the form of Exhibit A hereto;

"Operator"                              means the Manager or such other Person
                                        approved by the Majority Lenders who is
                                        from time to time during the Credit
                                        Facility Period concerned with the
                                        operation of a Vessel and falls within
                                        the definition of "Company" set out in
                                        rule 1.1.2 of the ISM Code;

"Palm Shipping"                         Palm Shipping Inc., a corporation
                                        organized and existing under the laws of the Republic of Liberia and an Affiliate of the Borrowers and a Wholly Owned
                                        Subsidiary of the Guarantor;

"Person"                                means any individual, sole
                                        proprietorship, corporation, partnership
                                        (general or limited), limited liability
                                        company, business trust, bank, trust
                                        company, joint venture, association,
                                        joint stock company, trust or other
                                        unincorporated organization, whether or
                                        not a legal entity, or any government or agency or political subdivision thereof;

"Pledge(s)"                             the pledge(s) of the shares of the
                                        Borrowers to be executed by the
                                        Guarantor pursuant to Clause 4.1(d)(ii)
                                        hereof, substantially in the form of
                                        Exhibit G hereto;

"Reduction Date"                        means each of the dates falling at
                                        intervals of six months after the first
                                        Drawdown Date; if such day is not a
                                        Banking Day, the next following Banking
                                        Day, unless such next following Banking
                                        Day falls in the following calendar
                                        month, in which case the relevant
                                        Reduction Date shall be the immediately
                                        preceding Banking Day;

"Reference Banks"                       Christiania Bank og Kreditkasse ASA, Den
                                        norske Bank ASA and The Bank of Nova
                                        Scotia;

"Security Documents"                    the Guaranty, the Pledge, the Mortgages,
                                        the Earnings Assignments, the Insurances
                                        Assignments, the Assignment Notices, the
                                        Consents, the Fee Letter and any other
                                        documents that may be executed as
                                        security for the Credit Facility and the Borrowers' obligations in connection therewith;

"Security Trustee"                      Den norske Bank ASA, in its capacity as
                                        security trustee for each of the Joint
                                        Arrangers and Underwriters and the
                                        Lenders pursuant to Clause 16 hereof;

"SMC" means a safety management certificate issued in respect of a Vessel in accordance with rule 13 of the ISM Code;

"Subsidiary"                            means with respect to any Person, any
                                        business entity of which more than 50%
                                        (by number of votes of the voting stock
                                        or other ownership interest having
                                        voting power) is owned directly or
                                        indirectly by such Person;

"Taxes" any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever;

"Total Loss"                            means:

                                        (a)  the actual, constructive, arranged,
                                             agreed, or compromised total loss
                                             of the Vessel;

                                        (b)  the requisition for title or other
                                             compulsory acquisition or
                                             forfeiture of the Vessel otherwise
                                             than by requisition for hire;

                                        (c)  the capture, seizure, arrest,
                                             detention or confiscation of the
                                             Vessel by any government or by
                                             persons acting or purporting to act
                                             on behalf of any government unless
                                             the Vessel be released from such
                                             capture, seizure, arrest or
                                             detention within two hundred ten
                                             (210) days after the occurrence
                                             thereof;

"Transaction Documents"                 this Agreement, the Note and the
                                        Security Documents, any Accession
                                        Agreement and any Assignment and
                                        Assumption Agreement;

"Vessels"                               Each of the Vessels listed in Schedule 4
                                        hereto, registered in the name of the
                                        relevant Borrower as set forth in such
                                        schedule and any other vessel subject to a Mortgage granted by a Borrower which is added hereto pursuant to an Accession
                                        Agreement entered into in accordance
                                        with the terms hereof;

"Wholly Owned"                          means, with respect to any Subsidiary of
                                        any Person, such Subsidiary of such
                                        Person if all of the outstanding common
                                        stock or other similar equity ownership
                                        interests (but not including preferred
                                        stock) in such Subsidiary (other than
                                        any director's qualifying share or
                                        investments by foreign nationals
                                        mandated by applicable law) is owned
                                        directly or indirectly by such Person.

1.2 Construction. Words importing the singular number only shall include the plural and vice versa. Words importing persons shall include companies, firms, corporations, partnerships, unincorporated associations and their respective successors and assigns.

---- -----
1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time in the United States of America consistently applied ("GAAP") and all financial statements submitted pursuant to this Agreement shall be prepared in accordance with, and all financial data submitted pursuant hereto shall be derived from financial statements prepared in accordance with, GAAP.


2         REPRESENTATIONS AND WARRANTIES

2.1 In order to induce the Lenders, the Joint Arrangers and Underwriters, the Agents and the Security Trustee to enter into this Agreement and to make the Credit Facility available, each of the Borrowers hereby represents and warrants (which representations and warranties shall survive the execution and delivery of this Agreement and the Note and the drawdown of the Advances hereunder) that:

               (a) Due Organization and Power. Each of the Borrowers, the Guarantor and Palm Shipping is duly formed and validly existing in good standing under the laws of its respective jurisdiction of incorporation, has duly qualified and, insofar as the Borrowers are aware, is authorized to do business as a foreign corporation in each jurisdiction wherein the nature of the business transacted thereby makes such qualification necessary, has full power to carry on its business as now being conducted and to enter into and perform its respective obligations under the Transaction Documents to which it is or is to be a party, and has complied with all statutory, regulatory and other requirements relative to such business and such agreements the noncompliance with which could reasonably be expected to have a material adverse effect on its business, assets or operations, financial or otherwise;

               (b) Authorization and Consents. All necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each of the Borrowers, the Guarantor and Palm Shipping to enter into and perform its obligations under the Transaction Documents to which it is a party and, in the case of the Borrowers, to borrow, service and repay the Advances and, as of the date of this Agreement, no further consents or authorities are necessary for the service and repayment of the Advances or any part of any thereof;

               (c) Binding Obligations. The Transaction Documents constitute or, when executed and delivered, will constitute, legal, valid and binding obligations of each of the Borrowers, the Guarantor and Palm Shipping as is a party thereto enforceable against each thereof as is a party thereto in accordance with their terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights;

               (d) No Violation. The execution and delivery of, and the performance of the provisions of, the Transaction Documents by each of the Borrowers, the Guarantor and Palm Shipping as is a party thereto, do not, and will not during the term of this Agreement, contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any thereof or the articles of incorporation or by-laws (or equivalent document) of any thereof;

               (e) No immunity. None of the Borrowers nor the Guarantor nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

               (f) Litigation. Except as otherwise disclosed in writing to the Administrative Agent, on behalf of the Lenders, on or before the date hereof, no action, suit or proceeding is pending or threatened against any of the Borrowers, the Guarantor or Palm Shipping before or by any court, board of arbitration or administrative agency which has a reasonable likelihood of resulting in any material adverse change in the business or condition (financial or otherwise) of the Borrowers, the Guarantor or Palm Shipping;

               (g)  No Default.   None  of  the  Borrowers nor the Guarantor nor
Palm Shipping is in default under any agreement by which it is bound, nor is any thereof in default in respect of any financial commitment or obligation;

               (h) Charters. Each Vessel is subject to a Charter. The certified copies of the Charters delivered to the Administrative Agent on or prior to the date of this Agreement are true and complete copies thereof and constitute legal, valid and binding obligations of the parties thereto enforceable against such parties in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights, and no amendments thereof or variations thereto have been proposed or agreed prior to the date hereof other than immaterial changes, details of which shall have been forwarded to the Administrative Agent. The right of each Borrower to all moneys payable under its respective Charter is not subject to any right of set-off or counterclaim or any lien, charge, security interest, assignment or other encumbrance except in favor of the Administrative Agent, the Security Trustee or the Lenders. There are no material defaults on the part of any party to the Charters and there is no accrued right of any Borrower to terminate its respective Charter with Palm Shipping or of Palm Shipping to terminate any Charter with any Borrower;

               (i) Vessel Ownership, Classification, Seaworthiness and Insurance. During the Credit Facility Period:

                     (i) each Vessel will be in the sole and absolute ownership of the respective Borrower, unencumbered, save and except for, the respective Mortgage and liens permitted thereby, and duly registered in the name of the respective Borrower under the laws and flag of the Commonwealth of the Bahamas, as set forth in Schedule 4 hereto;

                    (ii) each Vessel will be classed in the highest
                         classification and rating for vessels of the same age and type with the classification society set next to its name in Schedule 4 hereto or such other classification society which the Majority Lenders may consent to in writing, without any outstanding recommendations deemed material by the Majority Lenders, except in the case of any Vessel which has been damaged, of which damage the Borrower owning such Vessel is diligently effecting repair, the nature, extent and estimated cost of which damage have been disclosed to the Lenders and found by the Lenders unlikely to have a material adverse impact on such Borrower's ability to perform its obligations hereunder;

                   (iii) each Vessel will be operationally seaworthy and in
                         every way fit for service; and

                    (iv) each Vessel will be insured in accordance with the
                         provisions of its respective Mortgage and the requirements thereof in respect of such insurances will have been complied with;

               (j) Financial Statements. Except as otherwise disclosed in writing to the Lenders on or prior to the date hereof, all information and other data furnished by the Borrowers and the Guarantor to the Lenders are complete and correct, and all financial statements furnished by the Borrowers and the Guarantor have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements. Since such date or dates there has been no material adverse change in the financial condition or results of the operations of any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data;

               (k) Tax Returns and Payments. Each of the Borrowers and the Guarantor has filed all tax returns required to be filed thereby and has paid all taxes payable thereby which have become due, other than those not yet delinquent or the nonpayment of which would not have a material adverse effect on any such party, as the case may be, and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves have been set aside on its books;

               (l) Insurance. Each of the Borrowers and the Guarantor has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;

               (m) Offices. Each of the chief executive office and chief place of business of each of the Borrowers, the Guarantor and Palm Shipping and the office in which the records relating to the earnings and insurances of the Vessels are kept, is, and will continue to be, located at 4th Floor, Euro Canadian Centre, Marlborough Street and Navy Lion Road, Nassau, the Bahamas; none of the Borrowers maintains a place of business in Canada, the United States or the United Kingdom;

               (n) Foreign Trade Control Regulations. None of the transactions contemplated herein will violate any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Libyan Assets Control Regulations of the United States of

America (Title 31, Code of Federal Regulations, Chapter V, Part 550, as amended), any of the provisions of the Iraqi Sanctions Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 575, as amended), any of the provisions of the Federal Republic of Yugoslavia (Serbia and Montenegro) Assets Control Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 585 as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);

               (o) No Money Laundering. With respect to (i) any drawings on the Credit Facility under this Agreement, (ii) the performance and discharge of its obligations and liability under any of the Transaction Documents to which it is a party and (iii) any other arrangements effected or contemplated by the Transactions Documents to which any Borrower is a party, each of the Borrowers is acting for its own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities;

               (p) Equity Ownership. Each of the Borrowers and Palm Shipping is a Wholly Owned Subsidiary of the Guarantor. On the first Drawdown Date, none of the Borrowers nor Palm Shipping will own any shares of capital stock, partnership interest or any other direct or indirect equity interest in any corporation, partnership or other entity;

               (q) Environmental Matters. Except as heretofore disclosed in writing to the Lenders (i) each of the Borrowers will, when required, be in full compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("Materials of Environmental Concern"), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws"); (ii) each of the Borrowers will, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and will, when required, be in full compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) none of the Borrowers has received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("Environmental

Claim") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Borrowers in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future;

               (r) Pending or Threatened Environmental Claims. Except as heretofore disclosed in writing to the Lenders there is no Environmental Claim pending or threatened against any Borrower;

               (s) Potential Environmental Claims. Except as heretofore disclosed in writing to the Lenders there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against any Borrower;

               (t) Compliance with ISM Code. Each Vessel and any Operator thereof will, prior to March 31, 1998, comply with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto;

               (u) Threatened Withdrawal of DOC or SMC. There is no threatened or actual withdrawal of any Operator's DOC or the SMC in respect of any Vessel;

               (v) Limited Purpose. Each Borrower is a special purpose company whose sole capital asset is its Vessel; no Borrower engages in any business other than the owning of its Vessel and the chartering thereof to Palm Shipping; and

               (w) Survival. All representations and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Advances and the issuance of the Note to be issued by the Borrowers hereunder.


3         ADVANCES

   3.1 (a) Purposes. The Lenders shall make the Initial Advance available to the Borrowers for the purpose of repaying all existing Indebtedness in respect of the Vessels and for general corporate purposes. Advances subsequent to the Initial Advance made pursuant to this Agreement will be made available for general corporate purposes.

          (b) Making of the Advances. Each of the Lenders, relying upon each of the representations and warranties set out in Clause 2, hereby severally and not jointly agrees with the Borrowers that, subject to and upon the terms of this Agreement, it will on the Drawdown Dates, the first of which shall occur on or before February 6, 1998, make the Advances available through the Administrative Agent to the Borrowers in an aggregate amount not to exceed its Commitment ratably with the other Lenders according to their respective Commitments. The maximum aggregate amount of all Advances which may be outstanding at any time under the Agreement is the aggregate amount of the Credit Facility, as reduced pursuant to Clause 5.2 hereof. The Initial Advance shall be in the minimum amount of One Hundred Million Dollars ($100,000,000). All other Advances, subject to the other terms and conditions hereof, shall be in a minimum amount of Five Million Dollars ($5,000,000) and in multiples of One Million Dollars ($1,000,000).

          (c) Maximum Number of Advances. The maximum number of Advances outstanding at any time under this Agreement shall be six (6).


3.2 Drawdown Notice. The Guarantor, on behalf of the Borrowers, shall, at least three (3) Banking Days before a Drawdown Date, serve a notice, such notice to be substantially in the form of Exhibit J hereto, (a "Drawdown Notice") on the Administrative Agent which notice shall (a) be in writing addressed to the Administrative Agent, (b) be effective on receipt by the Administrative Agent,
(c) specify the amount of the Advance to be drawn, (d) specify the Banking Day on which the Advance is to be drawn, (e) identify the purpose(s) of each Advance and the Borrower(s) on whose behalf the Advance is requested, (f) specify the disbursement instructions and (g) be irrevocable.


3.3 Effect of Drawdown Notices. Each Drawdown Notice shall be deemed to constitute a warranty by the Borrowers (a) that the representations and warranties stated in Clause 2 (updated mutatis mutandis) are true and correct on the date of such Drawdown Notice and will be true and correct on the relevant Drawdown Date as if made on such date, and (b) that no Event of Default nor any event which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.
------- --------


3.4 Notation of Advances. Each Advance made by the Lenders to the Borrowers may be evidenced by a notation of the same made by the Administrative Agent on the grid attached to the Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the relevant Advance.
----- -----

4        CONDITIONS PRECEDENT

4.1 Conditions Precedent to Drawdown of the Initial Advance. The obligation of the Lenders to make the Initial Advance available to the Borrowers under this Agreement shall be expressly subject to the following conditions precedent:

                  (a) the Administrative Agent shall have received the following documents in form and substance satisfactory to the Joint Arrangers and Underwriters and their legal advisers:

                         (i) copies, certified as true and complete by an officer of each of the Borrowers, the Guarantor and Palm Shipping, of excerpts of resolutions of each such company's board of directors (and, if any necessary under appropriate law, shareholders) evidencing approval of the Transaction Documents to which such company is to be a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf;

                         (ii) copies, certified as true and complete by an
                              officer of each of the Borrowers, the Guarantor and Palm Shipping or other applicable party, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Borrowers, the Guarantor or Palm Shipping as may be required by the Lenders), approvals or consents with respect to this Agreement, the Note, the Security Documents and the transactions contemplated hereby and thereby;

                        (iii) copies, certified as true and complete by an
                              officer of each of the Borrowers, the Guarantor and Palm Shipping, of the articles or certificate of incorporation and by-laws (or the equivalent thereof) of each thereof;

                         (iv) good standing certificates or the equivalent
                              thereof with respect to each of the Borrowers, the Guarantor and Palm Shipping issued by the appropriate authorities of the respective jurisdiction of incorporation of such parties;

                          (v) copies, certified as true and complete by an
                              officer of the relevant Borrower, of the Charter and Management Agreement relating to its Vessel; and

                         (vi) a Valuation (as defined in Clause 9.2 hereof) of
                              each Vessel for purposes of determining the amount available under the Credit Facility on the Initial Drawdown Date;

               (b) the Administrative Agent shall have received evidence satisfactory to the Joint Arrangers and Underwriters and their legal advisers that:

                         (i) each of the Vessels is registered in the name of such Borrower listed opposite its name in Schedule 4 under Bahamian flag and that each such Vessel is free and clear of all liens and encumbrances of record except for the Mortgage thereon in favor of the Security Trustee;

                         (ii) each Vessel is classed in the highest
                              classification and rating for vessels of the same age and type with the classification society listed next to the Vessel in Schedule 4 or such other classification society acceptable to the Lenders without any material outstanding recommendations;

                        (iii) each Vessel is operationally seaworthy and in
                              every way fit for service; and

                         (iv) each Vessel is insured in accordance with the
                              provisions of its respective Mortgage (evidence of which shall include, without limitation, cover notes, Certificates of Entry and brokers' letters of undertaking and an opinion of an independent insurance consultant retained by the Joint Arrangers and Underwriters or such other evidence as shall be reasonably satisfactory to the Joint Arrangers and Underwriters) and all requirements thereof in respect of such insurances have been fulfilled;

               (c) each Borrower shall have duly executed and delivered:

                         (i)  the Note,
                        (ii)  the Mortgage relating to its Vessel,
                       (iii)  the Insurances Assignment relating to its Vessel,
                        (iv) the Earnings Assignment relating to its Vessel, and
                         (v)  the  Assignment  Notices  relating to (c)(iii) and
                              (c)(iv) above;

               (d) the Guarantor shall have duly executed and delivered:

                         (i)  the Guaranty, and
                        (ii) the Pledge and related irrevocable proxies and stock powers shall have delivered to the Administrative Agent the undated resignations of officers and directors required to be so delivered pursuant to the Pledge;

               (e) Palm Shipping shall have duly executed and delivered the Consents;

               (f) each of the Charters shall be in form and substance satisfactory to the Joint Arrangers and Underwriters;

               (g) the Administrative Agent shall have received payment in full of all fees and expenses due to the Agents, the Joint Arrangers and Underwriters and the Lenders on the date thereof including, without limitation, all fees and expenses due under Clause 13 hereof;

               (h) the Joint Arrangers and Underwriters shall have received evidence satisfactory to it and its legal advisers that, save for the liens created by the respective Mortgage, Earnings Assignment and Insurances Assignment, there are no liens, charges or encumbrances of any kind whatsoever on any Vessel or its earnings or insurances except as permitted hereby or by any of the Security Documents;

               (i) the Joint Arrangers and Underwriters shall be satisfied that none of the Borrowers, the Guarantor, or Palm Shipping is subject to any Environmental Claim which could have a material adverse effect on the business, assets or results of operations of any thereof;

               (j) the Joint Arrangers and Underwriters shall have received a complete copy of (i) the consolidated audited financial report of the Guarantor for the year ending March 31, 1997, which shall include at least the balance sheet of such corporation as of the end of such year and the related statements of income, cash flow and retained earnings for such year all in reasonable detail, certified by an Acceptable Accounting Firm, together with their opinion (containing no qualifications which the Lenders deem material) and (ii) the balance sheets of the Guarantor, on a consolidated basis, for the end of each quarter following March 31, 1997, and the related consolidated statements of income, cash flow and retained earnings for such quarter, all in reasonable detail, unaudited, but certified by the chief financial officer of the Guarantor;

               (k) the Borrowers shall have provided such evidence as the Joint Arrangers and Underwriters may require documenting the current legal and beneficial ownership of the shares of the Borrowers and Palm Shipping and the legal ownership of the shares of the Guarantor; and

               (l) the Joint Arrangers and Underwriters shall have received opinions from (i) Watson, Farley & Williams, counsel to the Borrowers, the Guarantor and Palm Shipping on matters of New York law, the Federal law of the United States and Liberian law, (ii) Graham, Thompson & Co., special counsel to the Joint Arrangers and Underwriters on Bahamian law, and (iii) Seward & Kissel, special counsel to the Joint Arrangers and Underwriters, in each case in such form as the Lenders may require, as well as such other legal opinions as the Lenders shall have required as to all or any matters under the laws of the United States of America, the State of New York and the Republic of Liberia covering the representations and conditions which are the subjects of Clauses 2 and 4.


4.2 Further Conditions Precedent. The obligation of the Lenders to make any Advance available to the Borrowers shall be expressly and separately from the foregoing conditional upon, on the relevant Drawdown Date:

               (a) the Administrative Agent having received a Drawdown Notice in accordance with the terms of Clause 3.2;

               (b) the representations stated in Clause 2 (updated mutatis mutandis to such date) being true and correct as if made on that date;

               (c) no Event of Default having occurred and being continuing and no event having occurred and being continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default;

               (d) the Lenders being satisfied that no Event of Default will arise following the drawdown of the Advance in question by reason of the drawdown of the Advance and that no event or state of affairs exists which constitutes, in the reasonable opinion of the Lenders, a material risk that it will be unlawful or impossible for the Borrowers or the Guarantor, or any other of the parties thereto to make any payment or perform any material obligation as required under the terms of this Agreement, the Note and the Security Documents to which it is a party or any of them; and

               (e) there having been no material adverse change in the financial condition of the Guarantor since the date hereof.

4.3 Break Funding Costs. In the event that, on any date specified for the making of an Advance in any Drawdown Notice, the Lenders shall not be obliged under this Agreement to make such advance available under this Agreement, the

Borrowers shall indemnify and hold the Lenders, or any of them, fully harmless against any losses which the Lenders, or any of them, may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement in respect thereof and the certificate of such Lender or Lenders shall, absent manifest error, be conclusive and binding on the Borrowers as to the extent of any such losses.

5    REPAYMENT, REDUCTION AND PREPAYMENT

5.1 Repayment. The Borrowers shall repay all outstanding Advances (subject to such reduction and prepayments as hereinafter set forth) on the Maturity Date and, to the extent required to comply with the limitations set forth in Clause
5.2 below, on each Reduction Date.

5.2 Scheduled Reductions of the Credit Facility. Subject to the following provisions of this Clause 5, the Credit Facility shall be reduced on each of the Reduction Dates by Ten Million Dollars ($10,000,000). On each Reduction Date, each Lender's Commitment shall be reduced by an amount equal to the proportion of the amount by which the total Credit Facility is to be so reduced on that date which its Commitment bears to the total Commitments on that date. Notwithstanding the foregoing, in the event the initial Advance under the Credit Facility is not made on or prior to February 6, 1998, the Credit Facility and Lenders' Commitments shall be reduced to zero.

5.3 Prepayment; Reborrowing. The Borrowers may prepay, upon five (5) day's written notice, any outstanding Advance or any portion thereof, without penalty, provided that such prepayment is made on the last day of the Interest Period of such Advance. Each prepayment shall be in a minimum amount of Five Million Dollars ($5,000,000) and shall be an integral multiple of One Million Dollar ($1,000,000). Subject to the limits and upon the conditions herein provided (including the reduction of Commitments provided in Clause 5.2), the Borrowers may from time to time prepay the Advances and thereafter re-borrow such Advances or a portion thereof.

5.4 Optional Permanent Reduction of Credit Facility. The Borrowers shall have the right, at any time and from time to time, to request, without penalty, a permanent reduction in the Credit Facility, in the case of (a) any undrawn portion of the Credit Facility at any time, provided that the Administrative Agent receives five (5) days prior written notice of such request and (b) any amounts outstanding under the Credit Facility, provided that (i) the Administrative Agent receives five (5) days written notice of such request and
(ii) that such requested reduction occurs on the last day of the applicable Interest Period(s). Each such permanent reduction shall be equal to or shall exceed Five Million Dollars ($5,000,000) and shall be an integral multiple of One Million Dollars ($1,000,000.)

5.5 Pro-rata Reduction of Commitments. If the Commitments of the Lenders are reduced pursuant to Clauses 5.4 or 9.3 hereof or any other provision of this Agreement, the Commitments shall be reduced on the Reduction Dates falling on or after the date of such reduction by the same proportion as that by which the amount of the aggregate of the Commitments of the Lenders is so reduced and the remaining reductions pursuant to Clause 5.2 shall be adjusted proportionately to reflect such reduction.

6    INTEREST AND RATE

6.1 Interest Rate; Default Rate. Each Advance shall bear interest at the Applicable Rate, which shall be the rate per annum equal to the aggregate of (a) LIBOR for applicable Interest Period and (b) the Margin. Any amounts due under this Agreement, including but not limited to, amounts payable at the time of a Commitment Reduction, not paid when due, whether on a Reduction Date, by acceleration or otherwise, shall bear interest thereafter at the Default Rate.

6.2 Interest Periods. With respect to each Advance, an Interest Period shall be a period of one (1), three (3) or six (6) months, or such other period as selected by the Guarantor on behalf of the Borrowers which is available to, and accepted by, the Lenders upon at least three (3) Banking Days written notice to the Administrative Agent prior to the drawdown thereof and the expiration of any applicable Interest Period; provided, however, that the Guarantor may select an Interest Period of one (1) month no more than three (3) times per annum and, provided, further, that if the Administrative Agent fails to receive the required notice as aforesaid, the duration of the applicable Interest Period shall be three (3) months. The Guarantor may not select an Interest Period which extends beyond the Maturity Date.

6.3 Interest Payments. The Borrowers agree to pay interest accrued on the Advances, in arrears, on the Interest Payment Dates.


6.4 Calculation of Interest. All interest shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a three hundred sixty (360) day year.


7    PAYMENTS

7.1 Place of Payments, No Set Off. (a) All payments to be made hereunder by the Borrowers shall be made on the due dates of such payments to the Administrative Agent at the office of its New York branch located at 200 Park Avenue, New York, New York 10166-0396 or to such other branch of the Administrative Agent as the Administrative Agent may direct, for the account of the Lenders, without set-off or counterclaim and free from, clear of and without deduction for, any Taxes, provided, however, that if the Borrowers shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then, subject to Clause 7.2, the Borrowers shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrowers shall promptly send to the Lenders such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Lenders. Notwithstanding the preceding sentence, the Borrowers shall not be required to pay additional amounts or otherwise indemnify the Lenders for or on account of:

           (i) Taxes based on or measured by the overall net income of any

Lender or Taxes in the nature of franchise taxes or taxes for the privilege of doing business imposed by any jurisdiction or any political subdivision or taxing authority therein unless such are imposed as a result of the activities of the Borrowers within the relevant taxing jurisdiction;

          (ii) Taxes imposed by any jurisdiction or any political subdivision or taxing authority therein on any Lender that would not have been imposed but for such Lender's being organized in or conducting business in or maintaining a place of business in the relevant taxing jurisdiction, or engaging in activities or transactions in the relevant taxing jurisdiction that are unrelated to the transactions contemplated by the Transaction Documents, but only to the extent such Taxes are not imposed as a result of the activities of any of the Borrowers within the relevant taxing jurisdiction or the jurisdiction of any of the Borrowers under the laws of the taxing jurisdiction;

         (iii) Taxes imposed on or with respect to a Lender as a result of a transfer, sale, assignment, or other disposition by such Lender of any interest in any Transaction Document, any Note or any Vessel (other than a transfer pursuant to an exercise of remedies upon an Event of Default);

          (iv) Taxes imposed on, or with respect to, a transferee (or a subsequent transferee) of an original Lender (and including as such a transferee a Lender whose shares of stock have been transferred or the purchaser of a participation in any Advance) to the extent of the excess of such Tax over the amount of such Tax that would have been imposed on, or with respect to, such original Lender had there not been a transfer, sale, assignment or other disposition of the shares of such Lender or a transfer, sale, assignment or other disposition by such original Lender of any interest in any Vessel, any Note or any Transaction Document (in each case, other than any transfer pursuant to the exercise of remedies as a result of an Event of Default that shall have occurred and be continuing); or

          (v) Taxes imposed on any Lender that would not have been imposed but for any failure of such Lender to comply with any return filing requirement or any certification, information, documentation, reporting or other similar requirement known to such Lender, if such compliance is required to obtain or establish relief or exemption from or reduction in such Taxes;

          (b) In the event that any Borrower has actual knowledge that the Borrowers are required to, or there arises in any Borrower's reasonable opinion a substantial likelihood that the Borrowers will be required to, pay an additional amount or otherwise indemnify any Lender for or on account of any Tax pursuant to Clause 7.1(a), the Borrower will promptly notify the Administrative Agent and each relevant Lender of the nature of such Tax, and shall furnish such information to the Administrative Agent and such Lender with respect to such Tax, as the Administrative Agent or such Lender may reasonably request. In the event of any knowledge or opinion of a Borrower described in the preceding sentence, the Borrowers, the Administrative Agent and each relevant Lender shall consult in good faith to determine what may be required to avoid or reduce such Tax, and shall each use reasonable efforts to avoid or reduce such Tax (so long as such efforts do not, in the reasonable opinion of the relevant Lender, result in any cost to such Lender or any modification of the terms or repayment of any Advance).


7.2 Tax Credits. If any Lender obtains the benefit of a credit against its liability for Taxes imposed by any taxing authority for all or part of the Taxes as to which the Borrowers have paid additional amounts as aforesaid then such Lender shall reimburse the Borrowers for the amount of the credit so obtained. Each Lender shall use reasonable efforts in filing such tax return as are necessary to obtain any such credit. In connection therewith, the Lenders may consult with their legal advisers, all fees and expenses of which shall be for the account of the Borrowers.


8    EVENTS OF DEFAULT

8.1 In the event that any of the following events shall occur and be continuing:

          (a) Commitment Reduction, Commitment Commission and Interest. Any payment due at the time of a Commitment Reduction or any interest or Commitment Commission due hereunder, or any payment or interest due under the Note or under the Security Documents, is not paid on the due date; or

          (b) Other Payments. Any fees or other amounts becoming payable to the Agents, the Security Trustee, the Joint Arrangers and Underwriters or the Lenders under this Agreement, under the Note, under the Security Documents or under any of them is not paid on the due date or within three (3) Banking Days after the date of demand (as the case may be); or

          (c) Representations, etc. Any representation, warranty or other statement made by the Borrower, the Guarantor or Palm Shipping in this Agreement or in any of the Security Documents to which it is a party or in any other instrument, document or other agreement delivered in connection herewith or therewith proves to have been untrue or misleading in any material respect as at the date as of which made; or

          (d) Impossibility, Illegality. It becomes impossible or unlawful for the Borrowers, the Guarantor, Palm Shipping or any of them to fulfill any of the covenants and obligations contained herein, in the Note or in any of the Security Documents to which it is a party or for the Agents, the Security Trustee or the Lenders to exercise any of the rights vested in any of them hereunder, under the Note or under any of the Security Documents and such impossibility or illegality, in the reasonable opinion of the Agents, the Security Trustee or the Majority Lenders, will have a material adverse effect on their rights hereunder, under the Note or under any of the Security Documents or on their right to enforce any thereof; or

          (e) Covenants. The Borrowers, the Guarantor or Palm Shipping or any of them defaults in the performance of any term, covenant or agreement contained in this Agreement, in the Note or in any of the Security Documents to which they are a party or in any of them, or in any other instrument, document or other agreement delivered in connection herewith or therewith, or there occurs any other event which constitutes a default under this Agreement, the Note or any of the Security Documents, in each case other than an Event of Default referred to elsewhere in this Clause 8.1, and such default, in the reasonable opinion of the Majority Lenders, could have a material adverse effect on their rights hereunder, under the Note or under any of the Security Documents or on their right to enforce any thereof and continues unremedied for a period of thirty
(30) days; or

          (f) Indebtedness. The Borrowers, the Guarantor, Palm Shipping or any

Wholly Owned Subsidiary of the Guarantor shall default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness having an outstanding principal amount of $5,000,000 or more or any party becomes entitled to enforce the security for any such Indebtedness and such party shall take steps to enforce the same, unless such default or enforcement is being contested in good faith and by appropriate proceedings or other acts and the relevant Borrowers, the Guarantor, Palm Shipping or such Wholly Owned Subsidiary of the Guarantor as the case may be, shall set aside on its books adequate reserves with respect thereto, and so long as such default or enforcement shall not subject any Vessel to material risk of forfeiture or loss; or

          (g) Stock Ownership. There is, without the prior written consent of the Majority Lenders (i) any change in the legal or beneficial stock ownership or the voting control of the Borrowers or (ii) any pledge of the shares of the Borrowers in favor of a party other than the Security Trustee or (iii) less than fifty-one percent (51%) of the issued and outstanding shares of the Guarantor is held beneficially and of record by the Persons holding such shares as of the date of this Agreement; or

          (h) Default under the Security Documents. There is an event of default under any of the Security Documents which shall have occurred and be continuing; or

          (i) Bankruptcy. The Borrowers, the Guarantor or Palm Shipping commences any proceeding relating to any substantial portion of its property under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect ("Proceeding"), or there is commenced against the Borrowers, the Guarantor or Palm Shipping any Proceeding and such Proceeding remains undismissed or unstayed for a period of thirty (30) days; or any receiver, trustee, liquidator or sequestrator of, or for, the Borrowers, the Guarantor or Palm Shipping or any substantial portion of the property of any thereof is appointed and is not discharged within a period of thirty (30) days; or the Borrowers, the Guarantor or Palm Shipping by any act indicates consent to or approval of or acquiescence in any Proceeding or to the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or any substantial portion of its property; or

          (j) Sale of Assets. The Borrowers, the Guarantor or Palm Shipping ceases, or threatens to cease, its operations or sells or otherwise disposes of, or threatens to sell or otherwise dispose of, all or substantially all of its assets or all or substantially all of its assets are seized or otherwise appropriated; or

          (k) Judgments. Any judgment or order is made the effect whereof would be to render ineffective or invalid this Agreement, the Note, the Security Documents or any of them; or

          (l) Inability to Pay Debts. Any of the Borrowers, the Guarantor or Palm Shipping is unable to pay or admits its inability to pay its debts as they fall due or if a moratorium shall be declared in respect of any Indebtedness thereof; or

          (m) Financial Position. Any change in the financial position of the Guarantor which, in the reasonable opinion of the Majority Lenders, is reasonably likely to have a material adverse effect on the ability of the

Borrowers, the Guarantor or Palm Shipping to perform its material obligations under this Agreement, the Note, the Security Documents or the Charters; or

          (n) Termination, Amendment or Assignment of Charters. Any of the Charters is terminated, materially amended or modified or assigned (other than pursuant to the Earnings Assignments) without the prior written consent of the Majority Lenders, or any party to any thereof defaults or ceases to perform thereunder for any reason whatsoever, then the Lenders' obligation to make the Credit Facility available shall cease and the Majority Lenders may, by notice to the Borrowers, declare the then outstanding Advances, accrued interest and any other sums payable by the Borrowers hereunder, under the Note and under the Security Documents immediately due and payable whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subclauses (i) or (l) of this Clause 8.1, the Note shall be immediately due and payable without declaration or other notice to the Borrowers. In such event, the Lenders may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement, in the Note or in any of the Security Documents, or in aid of the exercise of any power granted herein or therein, or the Lenders may proceed to enforce the payment of the Note when due or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted under the terms of any of the Security Documents or by applicable laws for the collection of all sums due, or so declared due, on the Note, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrowers to the Lenders hereunder, under the Note and/or under any of the Security Documents (whether or not then due) all moneys and other amounts of the Borrowers, then or thereafter in possession of the Lenders, the balance of any deposit account (demand or time, matured or unmatured) of the Borrowers, then or thereafter with the Lenders and every other claim of the Borrowers, then or thereafter against the Lenders.


8.2 Indemnification. The Borrowers agree to, and shall, indemnify and hold the Agents, the Security Trustee and the Lenders harmless against any loss or costs or expenses (including legal fees and expenses) which the Agents, the Security Trustee and the Lenders sustains or incurs as a consequence of any default in repayment of the principal amount of any of the Advances or interest accrued thereon or any other amount payable hereunder, under the Note or under the Security Documents (other than costs and expenses caused by the gross negligence or wilful misconduct of the Agents, the Security Trustee or any Lender) including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Credit Facility or any part thereof. The Agents', Security Trustee's or Lenders' certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrowers.


8.3 Application of Moneys. Except as otherwise provided in any Security Document, all moneys received by the Administrative Agent, Security Trustee or Lenders under or pursuant to this Agreement, the Note or any of the Security Documents after the happening of any Event of Default (unless cured to the satisfaction of the Majority Lenders) shall be applied by the Administrative Agent in the following manner:

                (i) first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the Agents, the Security Trustee or the Lenders in connection with the ascertainment, protection or enforcement of its rights and remedies hereunder, under the Note and under any of the Security Documents,

               (ii) secondly, in or towards payment of any interest owing in respect of the Advances or Commitment Commission,

              (iii) thirdly, in or towards repayment of principal owing in respect of the Advances,

               (iv) fourthly, in or towards payment of all other sums which may be owing to the Agents, the Security Trustee or the Lenders under this Agreement, under the Note, the Fee Letter or under any of the Security Documents, and

               (v) fifthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled thereto.


9    COVENANTS

9.1 Each Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other monies are owing in respect of this Agreement, the Note, the Security Documents or any of them:

               A. The Borrowers will each:

               (i) Performance of Agreements. Duly perform and observe, and procure the observance and performance by all other parties thereto (other than the Agents, the Security Trustee and the Lenders) of, the terms of this Agreement, the Note and the Security Documents;

              (ii) Notice of Default; Change in Classification of Vessel. Promptly inform the Administrative Agent of the occurrence of (a) any Event of Default or of any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, (b) the withdrawal of any Vessel's rating by its Classification Society or the issuance by the Classification Society of any recommendation or notation affecting class, (c) any litigation or governmental proceeding pending or threatened against the Borrowers, Palm Shipping, the Guarantor which could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any such party and (d) any other event or condition of which it becomes aware which is reasonably likely to have a material adverse effect on its ability, or the ability of any other party thereto, to perform its obligations under this Agreement, the Note and the Security Documents or any of them;

             (iii)  Obtain Consents. Without prejudice to Clause 2.1 and this

                    Clause 9.1, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its and any other party's (other than the Agents', the Security Trustee's or the Lenders') respective obligations under this Agreement, the Note and the Security Documents;

              (iv) Financial Statements. Deliver or cause to be delivered to the Administrative Agent (with sufficient copies for distribution to all of the Lenders):

                         (a) as soon as available but not later than ninety (90)
                    days after the end of each fiscal year of the Guarantor complete copies of the financial reports of the Guarantor (together with a Compliance Certificate substantially in the form of Exhibit K hereto, signed by the Chief Financial Officer of the Guarantor), on a consolidated basis, which shall include at least the consolidated balance sheet of the Guarantor as of the end of such year and the related consolidated statements of income, cash flow and retained earnings for such year, all in reasonable detail, certified by an Acceptable Accounting Firm, together with their opinion (without material qualifications) thereon;

                         (b) as soon as available but not later than forty-five
                    (45) days after the end of each of the first three quarters of each fiscal year of the Guarantor, balance sheets of the Guarantor, on a consolidated basis, as at the end of such quarter and the related consolidated statements of income, cash flow and retained earnings for such quarter, all in reasonable detail, unaudited, but certified by the chief financial officer of the Guarantor, together, in each instance, with a Compliance Certificate, signed by such chief financial officer of the Guarantor;

                         (c) as soon as available, copies of all reports,
                    statements or other instruments filed with the United States Securities and Exchange Commission;

                         (d) such other statement or statements, lists of
                    property and accounts, budgets, forecasts, reports and financial information with respect to the operation and management of the Vessels and any other vessels owned or operated directly or indirectly by or the Guarantor, as the Administrative Agent may from time to time reasonably request;

               (v) Corporate Existence. Do or cause to be done, and procure that the Guarantor and Palm Shipping shall do or cause to be done, all things necessary to preserve and keep in full force and effect their respective corporate existence, and all licenses, franchises, permits and assets necessary to the conduct of the business of each such corporation;


               (vi) Books, Records, etc. Keep, and procure that the Guarantor and Palm Shipping shall keep, proper books of record and account into which full and correct entries shall be made, in accordance with GAAP throughout the Credit Facility Period;


              (vii) Inspection. Allow, and procure that the Guarantor and Palm
                    Shipping shall allow, any representative or representatives designated by the Lenders, subject to applicable laws and regulations, to visit and inspect any of the properties of any such party, and, on request, to examine the books of account, records, reports and other papers (and to make copies thereof and to take extracts therefrom) of each such corporation and to discuss the affairs, finances and accounts of each such corporation, with the officers and executive employees of each such corporation all at such reasonable times and as often as such Lender reasonably requests;

             (viii) Taxes. Pay and discharge, and cause the Guarantor and Palm
                    Shipping to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon each such corporation or upon such corporation's income or property prior to the date upon which penalties attach thereto; provided, however, that such corporations shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality or amount thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto, and so long as such deferment in payment shall not subject any Vessel to material risk of forfeiture or loss;

              (ix) Compliance with Statutes, etc. Do or cause to be done, and procure that the Guarantor and Palm Shipping shall do or cause to be done, all things necessary to comply with all material laws, and the rules and regulations thereunder, applicable to the Borrowers, the Guarantor and Palm Shipping and including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

              (x) Environmental Matters. Promptly upon the occurrence of any of the following conditions, provide to the Administrative Agent a certificate of the chief executive officer thereof, specifying in detail the nature of such condition and the Borrowers', the Guarantor's or Palm Shipping's proposed response or the proposed response of any Environmental Affiliate (as such term is hereinafter defined) of any thereof, as the case may be: (a) the Borrowers', the Guarantor's or Palm Shipping's receipt or the receipt by any Environmental Affiliate of any thereof of any communication whatsoever that alleges that such person is not in compliance with any applicable environmental law or environmental approval, if such noncompliance could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrowers, the Guarantor or Palm Shipping,
                    (b) knowledge by the Borrowers, the Guarantor or Palm Shipping or any Environmental Affiliate of any thereof that there exists any Environmental Claim pending or threatened against any such person which could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Guarantor or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against the Guarantor or any Environmental Affiliate of any thereof if such Environmental Claim could reasonably be expected to have a material adverse effec on the business, assets, operations, property or financial condition of the Guarantor. Upon the written request by the Administrative Agent, each Borrower will submit, and procure that the Guarantor and Palm Shipping shall submit, to the Administrative Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subclause. For the purposes of this subclause, "Environmental Claim" shall mean any claim under federal, state and local environmental, health and safety laws, statutes or regulations. "Environmental Affiliate" shall mean any person or entity the liability of which for Environmental Claims the Borrowers, the Guarantor or Palm Shipping may have assumed by contract or operation of law;

              (xi) ISM Code Matters. (a) and will procure that the relevant Operator will, comply with, and ensure that (i) each Affiliate Vessel will comply with the requirements of the ISM Code by not later than July 1, 1998, and (ii) any newly-acquired Affiliate Vessel will comply with the requirements of the ISM Code within three months of its acquisition, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Credit Facility Period;

                    (b) and will procure that the Guarantor and any Operator will, immediately inform the Administrative Agent if there is any threatened or actual withdrawal of its, DOC or the SMC in respect of any Vessel or any Affiliate Vessel; and

                    (c) and will procure that the Guarantor and relevant Operator will, promptly inform the Administrative Agent upon the issue to such Affiliate of the Guarantor or Operator of a DOC and to any Affiliate Vessel of an SMC.

              (xii) Accountants. Retain throughout the Credit Facility Period an
                    Acceptable Accounting Firm as its independent certified accountants;

             (xiii) Continue Charters. Continue to charter the Vessels to Palm
                    Shipping for the entire Credit Facility Period, and ensure that the terms of such Charters include, inter alia, that the payments of Palm Shipping to the Borrowers under the Charters will, in the aggregate, be sufficient to cover all payments of the Borrowers under this Agreement and any operating and other expenses of such Borrower;
----- ----

              (xiv) Class Certificate. Furnish, or cause to be furnished, to the
                    Administrative Agent, upon any change of a Vessel's classification status or the issuance of a recommendation affecting class by a Vessel's classification society or upon the Administrative Agent's reasonable request (to be made no more than once in any calendar year), a confirmation of class certificate covering each Vessel and evidencing compliance with the Mortgage;

              (xv) Maintenance of Properties. Maintain, or cause to be maintained, and keep, or cause to be kept, and procure that the Guarantor and Palm Shipping shall maintain, or cause to be maintained, and keep, or cause to be kept, all properties used or useful in the conduct of its business in good condition, repair and working order and supplied with all necessary equipment and will cause to be made necessary repairs, renewals and replacements thereof so that the business carried on and in connection therewith and every portion thereof may be properly and advantageously conducted at all times. In addition, each Borrower shall cause its Vessel to be drydocked as often as required by the Vessel's classification society and as a prudent shipowner would require;

              (xvi) Vessel Management. Cause its Vessel to be managed by the
                    Manager or such ship manager selected by the Borrowers and satisfactory to the Majority Lenders pursuant to a written management agreement acceptable to the Majority Lenders;

              (xvii) Limitation on Restricted Payments. Procure that the
                    Guarantor will not directly or indirectly declare or pay any dividend or make any distribution on its capital stock (such payments being defined as "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted
                    Payment: (A) a Default or Event of Default shall have occurred and be continuing or (B) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after June 30, 1996 shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or if Adjusted Consolidated Net Income is a loss one hundred percent (100%) of such amount) of the Guarantor accrued on a cumulative basis during the period (taken as one accounting period) beginning October 1, 1996 and ending on the last day of the last fiscal quarter preceding such date plus (2) the aggregate net proceeds (including the fair market value of non-cash proceeds as determined in good faith by the Board of Directors) received by the Guarantor (including the amount of any dividends re-invested in the capital stock of the Guarantor) from the issuance and sale of capital stock of the Guarantor (other than redeemable stock), including an issuance or sale for cash or other property upon the conversion of any Indebtedness of the Guarantor subsequent to the date hereof, or from the issuance of any options, warrants or other rights to acquire capital stock of the Guarantor (in each case, exclusive of any redeemable stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Maturity Date) plus (3) $50,000,000.

                    The foregoing provision shall not take into account, and shall not be violated by reason of:

               (a) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; or

               (b) the repurchase, redemption or other acquisition by the Guarantor of capital stock of the Guarantor in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of capital stock of the Guarantor (other than redeemable stock), provided that, no Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

               B. None of the Borrowers, without the prior written consent of Majority Lenders, will:

               (i) Liens. Create, assume or permit to exist any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any of such party's property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired except:

                         (a) liens for taxes not yet payable for which adequate reserves have been maintained;

                         (b) the Mortgages, the Assignments and other liens in favor of the Security Trustee;

                         (c) liens, charges and encumbrances against their
                    respective Vessels permitted to exist under the terms of the Mortgages;

                         (d) pledges of certificates of deposit or other cash
                    collateral securing the Borrowers' reimbursement obligations in connection with letters of credit now or hereafter issued for the account of the Borrowers in connection with the establishment of the financial responsibility of the Borrowers under 33 C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be as the same may be amended or replaced; and

                         (e) other liens, charges and encumbrances incidental to
                    the conduct of the business of each such party or the ownership of any such party's property and assets and which do not in the aggregate materially detract from the value of each such party's property or assets or materially impair the use thereof in the operation of its business;

          (ii) Loans and Advances. Make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity (including, without limitation, any loan or advance to any officer, director, stockholder, employee or customer of any company affiliated with the Borrowers or the Guarantor) except for advances and investments in the normal course of its business and loans or advances to the Guarantor;

          (iii) Limitation on Indebtedness. (a) Incur, and shall procure neither the Guarantor nor Palm Shipping will, incur any Indebtedness excluding Indebtedness hereunder or in connection herewith to the Agents, the Security Trustee or the Lenders and Indebtedness existing on the date hereof; provided that the Guarantor or any of its Subsidiaries may incur Indebtedness if, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Guarantor would be greater than 2:1.

          Notwithstanding the foregoing, the Guarantor may incur each and all of the following:

          (I) Indebtedness in an aggregate principal amount such that the aggregate principal amount of the Indebtedness of the Guarantor outstanding immediately after such incurrence does not exceed the aggregate principal amount of Indebtedness existing on the date hereof;

          (II)      Indebtedness of the Guarantor to any Wholly-Owned
                    Subsidiary;

          (III) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, outstanding Indebtedness of the Guarantor, other than Indebtedness incurred under clauses (I) or (V) of this paragraph and any refinancings thereof, in an amount not to exceed the principal amount so exchanged, refinanced or refunded (plus premiums, accrued and unpaid interest, fees and expenses thereon);

          (IV) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Guarantor pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets of the Guarantor and not exceeding the gross proceeds therefrom, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets of the Guarantor for the purpose of financing such acquisition;

          (V) Indebtedness in connection with the acquisition of any new Wholly owned Subsidiary; provided that, with respect to this Clause 9.1(B)(iii)(a)(V), after giving effect to the Incurrence thereof, the Guarantor could incur at least $1.00 of Indebtedness pursuant to the first paragraph of this Clause 9.1(B)(iii)(a); and

--------
          (VI) Indebtedness of Palm Shipping incurred in the ordinary course of the operation of vessels or Indebtedness of Palm Shipping to the Guarantor resulting from advances to Palm Shipping by the Guarantor made in the ordinary course of business;

                    (b) For purposes of determining any particular amount of
               Indebtedness under this Clause 9.1(B)(iii), guarantees or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Clause, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above in this Clause, the Guarantor, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP. Notwithstanding any other provision of this Clause, the maximum amount of Indebtedness that the Guarantor may incur pursuant to this Clause shall not be deemed to be exceeded due solely to fluctuations in the exchange rates of currencies.

                    (c) The Guarantor shall not incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Guarantor unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding, is also expressly made subordinate to the Indebtedness of the Guarantor under the Guaranty.

         (iv) Guarantees, etc. Assume, guarantee or (other than in the ordinary course of its business) endorse or otherwise become or remain liable, in connection with any obligation of any person, firm, company or other entity except for guaranties in favor of the Lenders or the Security Trustee on behalf of the Lenders;

          (v) Changes in Business. Change the nature of its business or commence any other business;

         (vi) Use of Corporate Funds. Pay out any funds to any company or person except (a) in the ordinary course of business in connection with the management of the business of the Borrowers and the Guarantor, including the operation and/or repair of the Vessels and (b) the servicing of the indebtedness to the Lenders;

         (vii) Issuance of Shares. Issue or dispose of any shares of its own capital stock to any person;

        (viii) Consolidation, Merger. Consolidate with, or merge into any corporation;

          (ix) Changes in Offices or Names. Change the location of the chief executive office of the Borrowers or the Guarantor, the office of the chief place of business any such parties, the office of the Borrowers in which the records relating to the earnings or insurances of the Vessel are kept unless the Lenders shall have received thirty (30) days prior written notice of such change;

          (x) Limitation on Transactions with Shareholders and Affiliates. None of the Borrowers will and will procure that neither the Guarantor nor Palm Shipping will, directly or indirectly enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) or series of related transactions with any holder (or any Affiliate of such holder) of 5% or more of any class of capital stock of the Guarantor or with any Affiliate of the Guarantor, except upon fair and reasonable terms no less favorable to the Borrowers, the Guarantor or Palm Shipping, than could be obtained, at the time of such transaction or series of related transactions or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or Affiliate.

               The foregoing limitation does not limit, and shall not apply to:

          (a) transactions or series of related transactions (I) approved by a majority of the disinterested members of the Board of Directors as fair to the Borrowers, the Guarantor or Palm Shipping, or (II) for which the Borrowers, the Guarantor or Palm Shipping, as the case may be, delivers to the Administrative Agent a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Borrowers, the Guarantor or Palm Shipping, as the case may be, from a financial point of view;

          (b) the payment of reasonable and customary regular fees to directors of the Borrowers, the Guarantor or Palm Shipping, who are not employees of the Borrowers, the Guarantor or Palm Shipping; or

          (c)  any Restricted Payments not prohibited by Clause 9.1(A)(xvi); or

         (xi) Change of Flag. Change the flag of any Vessel or the management of such Vessel; or

        (xii) Sale of Vessel. Sell, transfer or otherwise dispose of a Vessel other than in accordance with Clause 9.4 hereof.

9.2 Valuation of the Vessels. The aggregate fair market value ("FMV") of the Vessels during the Credit Facility Period shall be greater than or equal to: (1) for the first two years of the Credit Facility Period, a minimum of 120% of the Credit Facility during such period, (2) for the third and fourth year of the Credit Facility Period, a minimum of 125% of the Credit Facility during such period and (3) for the fifth year of the Credit Facility Period and up to the Maturity Date, a minimum of 130% of the Credit Facility during such period (the "Relevant Percentages"). The FMV of each Vessel shall be determined at the Administrative Agent's discretion, but no less frequently than annually, on the basis of a valuation (the "Valuation") provided by the Administrative Agent. In the event the Majority Lenders or the Borrowers disagree with the Administrative Agent's Valuation, then the Borrowers and the Administrative Agent shall each obtain a separate valuation (the "Additional Valuations") from separate independent shipbrokers, and the FMV shall be determined to be the arithmetic average of the Additional Valuations. The cost of all Additional Valuations obtained hereunder shall be for the account of the Borrowers.


9.3 Collateral Maintenance. If the FMV of the Vessels, as determined pursuant to Clause 9.2 falls below the Relevant Percentages, within a period of ten (10) Banking Days following receipt by the Borrowers of written notice from the Administrative Agent notifying the Borrower of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrowers) (a) the Borrowers shall deliver to the Administrative Agent, upon its request, such additional collateral as may be satisfactory to the Lenders, in their sole discretion (including the deposit of cash in a cash collateral account maintained with the Administrative Agent), such that the sum of (i) the value of the Vessels, as determined in accordance with the latest Valuation delivered pursuant to Clause 9.2, and (ii) such additional collateral (other than cash collateral) shall be greater or equal to the Relevant Percentage of the Credit Facility less any cash collateral held by the Administrative Agent in a cash collateral account or (b) the Lenders shall reduce their Commitments hereunder and the Borrowers shall, if necessary, prepay such Advances or part thereof (together with interest thereon) as shall result in the FMV of the Vessels being not less than the Relevant Percentage of the Credit Facility. The Commitments of the Lenders shall be reduced accordingly and shall be adjusted proportionally to reflect such as required by Clause 5.5 hereof.


9.4 Reduction of Collateral. In the event of Total Loss of a Vessel or the sale by a Borrower of its Vessel or the release of its Vessel from the lien of the Mortgage thereon at the Borrower's request, upon such Total Loss or prior to or simultaneously with such sale or other disposition either:


     (a) the Credit Facility shall, on the date of Total Loss, sale or other disposition, be reduced by, in the case of the Vessel being sold, the net sales proceeds thereof and in the case of a Vessel suffering a Total Loss or being otherwise released from the security package, the FMV thereof, provided that, if the aggregate of the FMV of the remaining Vessels is more than 150% of the Credit Facility, after giving effect to the reduction by the net sales proceeds or FMV, as the case may be, the Credit Facility shall be reduced by only 50% of such net sales proceeds or FMV, as the case may be. The remaining reductions pursuant to Clause 5.2 shall be adjusted proportionately to reflect such reduction; or

     (b) a Borrower, pursuant to an Accession Agreement or otherwise, substitutes a vessel approved by the Lenders or a vessel meeting all of the following characteristics and pursuant to the following conditions:

          (i)  an Aframax tanker between 75,000 and 115,000 dead weight tons

         (ii) built in or after 1988 but in no event more than two years older than the Vessel sold or released;

        (iii)  complies with requirements of Clause 4.1(b) hereof;

         (iv) has a FMV greater than or equal to the FMV of the Vessel sold or released; and

          (v) the relevant owner of the Vessel has, if relevant, executed an Accession Agreement and has executed a counterpart of the Note, a Mortgage, an Assignment of Earnings and an Assignment of Insurances and the Guarantor has pledged the shares of such owner in favor of the Security Trustee as provided with respect to each other Borrower hereunder and has met the conditions, updated mutadis mutandis, of Clauses 4.1(a), (b), (c), (d)(ii), (e), (f),
               (g), (h), (i), (k) and (l).

Upon the satisfaction of the foregoing conditions of this Clause 9.4(b), the Lenders shall release the Mortgage covering the Vessel to be sold, disposed of or otherwise released and shall release the Borrower owning such Vessel from its obligations hereunder.

          (c) Notwithstanding the provisions of Clause 9.4(a) above, in the event that upon a Vessel sale or other disposition the Borrowers deposit with the Security Trustee cash collateral, on such terms as the Security Trustee may require, in an amount equal to the net sale proceeds or FMV of the released Vessel, as the case may be, on or prior to such sale or other disposition, the reduction of the Credit Facility required by such Clause shall be deferred for three (3) months. In the event that a Vessel suffers a Total Loss, the reduction of the Credit Facility required by Clause 9.4(a) shall be deferred for three (3) months without the deposit of cash collateral as required by the foregoing sentence (unless the insurers of the Vessel suffering a Total Loss have declined coverage for such Total Loss at any time prior to the expiration of such three
(3) month period). In the event the Borrowers have procured a substitute Vessel as provided in Clause 9.4(b) above within said three (3) month period there shall be no reduction of Commitment.


9.5 Inspection and Survey Reports. If the Lenders shall so request, the Borrowers shall provide the Lenders with copies of all internally generated inspection or survey reports on the Vessels.


10   ASSIGNMENT

                  This Agreement shall be binding upon, and inure to the benefit of, the Borrowers, the Agents, the Security Trustee and the Lenders and their respective successors and assigns, except that the Borrowers may not assign any of their rights or obligations hereunder except as specifically provided herein. The Lenders may, with the prior written consent of the Borrowers (such consent not to be unreasonably withheld) assign a portion of their rights and obligations under this Agreement to any one or more commercial lenders (the expenses of the Lenders in connection with any such assignment shall be for their own account), provided, however, in the event of any such assignment, such assignment is to be made pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit I hereto. The Borrowers will take all reasonable actions requested by the Lenders to effect such assignment, including, without limitation, the execution of a written consent to such Assignment and Assumption Agreement.


11   ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

11.1 Illegality. In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof any of the Lenders reasonably concludes that it has become unlawful for such Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Administrative Agent and the Borrowers to that effect, whereafter the liability of such Lender to make its Commitment available shall forthwith cease and the Borrowers shall be required to prepay the then outstanding portion of such Lender's Advances immediately in accordance with and subject to the provisions of Clause 11.4. In any such event, but without prejudice to the aforesaid obligations of the Borrowers to prepay the Advances, the Borrowers and such Lender shall negotiate in good faith with a view to agreeing on terms for making its Commitment available from another jurisdiction or otherwise restructuring the Credit Facility on a basis which is not unlawful with respect to such Lender and the Joint Arrangers and Underwriters shall use reasonable efforts to replace such Lender with a lender for which the making and performance of the Agreement would not be illegal.

11.2 Increased Cost. If any change in applicable law, regulation or regulatory requirement or in the interpretation or application thereof by any governmental or other authority, shall:

               (i) change the basis of taxation (excluding any change in the rate of any Tax) to any of the Lenders of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in taxation of the overall net income of such Lender effected by the jurisdiction of organization or the jurisdiction of the principal place of business of such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over the Lender (unless such jurisdiction is asserted solely by reason of the activities of any of the Borrowers) or such other jurisdiction where the Advances may be repayable), or

               (ii) impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, the Lenders, or

              (iii) impose on the Lenders any other condition affecting the
                    Credit Facility or any part thereof, and the result of the foregoing is either to increase the cost to the Lenders of making available or maintaining the Credit Facility or any part thereof or to reduce the amount of any payment received by the Lenders, then and in any such case if such increase or reduction in the opinion of th Lenders materially affects the interests of the Lenders under or in connection with this Agreement, then:

                         (a) the Administrative Agent shall notify the Borrowers
                    of the happening of such event,

                         (b) the Borrowers agree forthwith upon demand to pay to
                    the Agents, Security Trustee or the Lenders such amount as the Administrative Agent certifies to be necessary to compensate the Agents, the Security Trustee or the Lenders for such additional cost or such reduction, and

                         (c) any such demand as is referred to in sub-clause (b)
                    of this Clause 11.2 may be made by the Administrative Agent at any time before or after any repayment of the Credit Facility.


11.3 Non-Availability. If the Administrative Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Applicable Rate for the Credit Facility or part thereof for any Interest Period, the Administrative Agent shall give notice of such determination to the Borrowers. The Borrowers and the Lenders shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and/or Interest Period to be substituted for those which would otherwise have applied under this Agreement. If the Borrowers and the Lenders are unable to agree upon such a substituted interest rate and/or Interest Period within thirty (30) days of the giving of such determination notice, the Lenders shall set an interest rate and Interest Period to take effect from the expiration of the Interest Period in effect at the date of determination, which rate shall be equal to the Margin plus the cost to the Lenders of funding the Credit Facility. In the event the state of affairs referred to in this Clause 11.3 shall extend beyond the end of the Interest Period, the foregoing procedure shall continue to apply until circumstances are such that the Applicable Rate may be determined pursuant to Clause 6.


11.4 Determination of Losses. A certificate or determination notice of the Administrative Agent, as to any of the matters referred to in this Clause 11 shall, absent manifest error, be conclusive and binding on the Borrowers.


11.5 Compensation for Losses. Where the Advances or a portion thereof are to be prepaid by the Borrowers pursuant to Clause 11.1 the Borrowers agree simultaneously with such prepayment to pay to the Agents, the Security Trustee or the Lenders all accrued interest to the date of actual payment and all other sums payable by the Borrowers to the Agents, the Security Trustee or the Lenders pursuant to this Agreement without penalty or premium.


12   CURRENCY INDEMNITY


12.1 Currency Conversion. If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the "judgment currency") an amount due in Dollars under this Agreement, the Note or any of the Security Documents then the conversion shall be made, in the discretion of the Lenders, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the "conversion date"), provided that the Lenders shall not be entitled to recover under this clause any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under this Agreement, the Note and/or any of the Security Documents.


12.2 Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrowers shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Agreement, the Note and/or any of the Security Documents in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrowers.


12.3 Additional Debt Due. Any amount due from the Borrowers under Clause 12.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement, the Note and/or any of the Security Documents.


12.4 Rate of Exchange. The term "rate of exchange" in this Clause 12 means the rate at which the Lenders in accordance with their normal practices are able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.


13   FEES AND EXPENSES

13.1 Commitment Commission. The Borrowers will pay the Commitment Commission on the available but undrawn amount of the Credit Facility quarterly in arrears commencing three months from the date hereof. The Commitment Commission shall accrue from day to day and be calculated on the actual number of days elapsed and a three hundred sixty (360) day year.


13.2 Agency Fee. The Borrowers shall pay to the Administrative Agent the agency fee set forth in the Fee Letter.


13.3 Arrangement Fee. The Borrowers shall pay to the Joint Arrangers and Underwriters the arrangement fee as set forth in the Fee Letter.


13.4 Underwriting Fee. The Borrowers shall pay to the Joint Arrangers and Underwriters the underwriting fee as set forth in the Fee Letter.


13.5 Expenses. The Borrowers jointly and severally agree, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Agents, the Security Trustee and the Lenders for their payment of, the reasonable expenses of the Agents, the Security Trustee and the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Agents', Security Trustee's and Lenders' rights or remedies with respect thereto or in the preservation of the Agents, the Security Trustee's and the Lenders' priorities under the documentation executed and delivered in connection therewith) including, without limitation, all reasonable costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the reasonable fees and disbursements of the Lenders' counsel in connection therewith, including Seward & Kissel, as well as the reasonable fees and expenses of any independent appraisers, surveyors, engineers and other consultants retained by the Agents, the Security Trustee and the Lenders in connection with this transaction, all reasonable costs and expenses, if any, in connection with the enforcement of this Agreement, the Note and the Security Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Note) herein contemplated and to hold the Lenders free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrowers to the Agents, the Security Trustee or the Lenders, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Borrowers to such party or parties after payment thereof (if the Agents, the Security Trustee or the Lenders, at their sole discretion, choose to make such payment).


14   APPLICABLE LAW, JURISDICTION AND WAIVER

14.1 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.


14.2 Jurisdiction. Each of the Borrowers hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Lenders under this Agreement or under any document delivered hereunder and hereby irrevocably agrees that service of summons or other legal process on it may be served by registered mail addressed thereto, c/o Watson, Farley & Williams, 380 Madison Avenue, New York, New York 10017. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Borrowers as such, and shall be legal and binding upon the Borrowers for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrowers to the Lenders) against the Borrowers in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Borrowers will advise the Lenders promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Lenders may bring any legal action or proceeding in any other appropriate jurisdiction.


14.3 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG THE BORROWERS, THE GUARANTOR, THE CO-ARRANGERS, THE AGENTS, THE SECURITY TRUSTEE AND THE

     LENDERS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTE OR THE SECURITY DOCUMENTS.


15   THE ADMINISTRATIVE AGENT

15.1 Appointment of Administrative Agent. Each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent (which for purposes of this Clause 15 shall be deemed to include the Administrative Agent acting in its capacity as Security Trustee pursuant to Clause 16 hereof) to take such action as agent on its behalf and to exercise such powers under this Agreement, the Note, and the Security Documents as are delegated to the Administrative Agent by the terms hereof and thereof. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Notes, or the Security Documents or in connection therewith, except for its or their own gross negligence or wilful misconduct.


15.2 Distribution of Payments. Whenever any payment is received by the Administrative Agent from the Borrowers for the account of the Lenders, or any of them, whether of principal or interest on the Notes, commissions, fees under Clauses 13.1 and 13.5, or otherwise, it will thereafter cause to be distributed on the same day if received before 11 a.m. New York time, or on the next day if received thereafter, like funds relating to such payment ratably to the Lenders according to their respective Commitments , to be applied according to the terms of this Agreement.


15.3 Holder of Interest in Note. The Administrative Agent may treat each Lender as the holder of all of the interest of such Lender in the Note, as the case may be, until written notice of transfer, in form and substance satisfactory to the Administrative Agent, signed by such Lender shall have been filed with the Administrative Agent.


15.4 No Duty to Examine, Etc. The Administrative Agent shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of the Security Documents or any instrument, document or communication furnished pursuant to this Agreement or in connection therewith or in connection with any Security Document, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.


15.5 Administrative Agent as Lender. With respect to that portion of the Credit Facility made available by it, the Administrative Agent shall have the same rights and powers hereunder as any other Lenders and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall include the Administrative Agent in its capacity as a Lender. The Administrative Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Borrower, and the Guarantor as if it were not the Administrative Agent.

15.6 (a) Obligations of Administrative Agent. The obligations of the Administrative Agent under this Agreement, under the Notes, and under the Security Documents are only those expressly set forth herein and therein.

     (b) No Duty to Investigate. The Administrative Agent shall not at any time be under any duty to investigate whether an Event of Default, or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred or to investigate the performance of this Agreement or any of the Security Documents by the Borrowers or the Guarantor.


15.7 (a) Discretion of Administrative Agent. The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, the Note, and the Security Documents, unless the Administrative Agent shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.

     (b) Instructions of Majority Lenders. The Administrative Agent shall in all cases be fully protected in acting or refraining from acting under this Agreement, under the Note, under the Guaranty or under any Security Document in accordance with the instructions of the Majority Lenders, and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.


15.8 Assumption re Event of Default. Except as otherwise provided in Clause
15.14 hereof, the Administrative Agent shall be entitled to assume that no Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, unless the Administrative Agent has been notified by the Borrowers or the Guarantor of such fact, or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Administrative Agent shall have been notified by the Borrowers or any Lender in the manner set forth in the preceding sentence of any Event of Default or of an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, the Administrative Agent shall notify the Lenders and shall take action and assert such rights under this Agreement, under the Notes, and under Security Documents as the Majority Lenders shall request in writing.


15.9 No Liability of Administrative Agent or Lenders. Neither the Administrative Agent nor any of the Lenders shall be under any liability or responsibility whatsoever:

     (A) To the Borrowers or the Guarantor or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lenders or any other person of any of its or their obligations under this Agreement or under any Security Document;

     (B) To any Lender or Lenders, as a consequence of any failure or delay in performance by, or any breach by, the Borrowers or the Guarantor of any of their respective obligations under this Agreement, under the Notes, or under the Security Documents; or

     (C) To any Lender or Lenders, for any statements, representations or warranties contained in this Agreement, in any Security Document or any Document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement, the Note, or any Security Document or any document or instrument delivered in connection with the transactions hereby contemplated.


15.10 Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers or the Guarantor), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement, the Note, or any Security Document, any action taken or omitted by the Administrative Agent thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement, the Note, or any Security Document, except that no Lenders shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or wilful misconduct.


15.11 Consultation with Counsel. The Administrative Agent may consult with legal counsel selected by it and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.


15.12 Resignation. The Administrative Agent may resign at any time by giving 60 days' written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 60 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank or trust company of recognized standing. The appointment of any successor Administrative Agent shall be subject to the prior written consent of the Borrowers (unless such successor Administrative Agent is a Joint Arranger and Underwriter), such consent not be unreasonably withheld. After any retiring Administrative Agent's resignation as Administrative Agent hereunder, the provisions of this Clause 15 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Administrative Agent.


15.13 Representations of Lenders. Each Lender represents and warrants to each other Lender and the Administrative Agent that:


     (i) In making its decision to enter into this Agreement and to make its portion of the Credit Facility available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrowers and the Guarantor, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender or the Administrative Agent; and

     (ii) So long as any portion of its Commitments remain outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrowers and the Guarantor.


15.14 Notification of Event of Default. The Administrative Agent hereby undertakes to promptly notify the Lenders, and the Lenders hereby promptly undertake to notify the Administrative Agent and the other Lenders, of the existence of any Event of Default which shall have occurred and be continuing of which the Administrative Agent or any Lender has actual knowledge.


15.15 Annual Bank Meeting. The Administrative Agent shall schedule an annual bank meeting each year during the Credit Facility Period and shall choose the location thereof. Each of the Lenders shall, at its own expense, use its reasonable efforts to attend such meeting.


16   APPOINTMENT OF SECURITY TRUSTEE

         Each of the Lenders irrevocably appoints the Security Trustee as security trustee on their respective behalf with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to this Agreement, the Note or any Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in the Agreement or any Security Document, (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, this Agreement, the Note or the Security Documents whether from any Borrower or the Guarantor or any other person and
(iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Security Trustee hereby accepts such appointment.


17   NOTICES AND DEMANDS

17.1 Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to the Borrowers at the address or telecopy number set forth below and to the Lenders, the Agents and the Security Trustee at their address and telecopy number set forth in
Schedule 2 or at such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Clause and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Clause or when delivery at such address is refused.

                  If to the Borrowers:

                  c/o      Teekay Shipping Limited
                           4th Floor
                           Euro Canadian Centre
                           Marlborough Street and Navy Lion Road
                           P.O. Box SS 6293
                           Nassau, Bahamas
                           Fax: (809) 328-7330
                           Attention:  President


18   MISCELLANEOUS

18.1 Time of Essence. Time is of the essence of this Agreement but no failure or delay on the part of the Lenders to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.


18.2 Unenforceable, etc., Provisions - Effect. In case any one or more of the provisions contained in this Agreement, in the Note or in any of the Security Documents would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Borrowers, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.


18.3 References. References herein to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement.


18.4 Further Assurances. Each of the Borrowers agree that if this Agreement, the Note or any of the Security Documents shall, in the reasonable opinion of the Lenders, at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Lenders may be required in order more effectively to accomplish the purposes of this Agreement, the Note or any of the Security Documents.


18.5 Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Borrowers, the Guarantor and Palm Shipping on the one part, and the Agents, the Security Trustee, the Joint Arrangers and Underwriters or the Lenders, on the other part, in respect of the subject matter of this Agreement whether written or oral (other than the Fee Letter), are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Borrowers, the Guarantor and Palm Shipping, the Security Trustee, the Joint Arrangers and Underwriters and/or the Agents and/or the Lenders are parties, which alone fully and completely express the agreements between the Borrowers, the Guarantor and Palm Shipping, the Security Trustee, the Joint Arrangers and Underwriters the Agents and the Lenders.


18.6 Joint and Several Obligations. The obligations of the Borrowers under this Agreement and under each provision hereof are joint and several whether or not so specified in any provision hereof. Each Borrower shall be entitled to rights of contribution as against the other Borrower, provided, however, that such rights of contribution shall (a) not in any way condition or lessen the liability of any Borrower as a joint and several borrower for the whole of the obligations owed to the Lenders hereunder, under the Note or under the Security Documents and (b) be fully subject and subordinate to the rights of the Lenders hereunder, under the Note and under the Security Documents.


18.7 Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement or any of the other Security Documents, in the event that any court or other judicial body of competent jurisdiction determines that legal principles of fraudulent conveyances, fraudulent transfers or similar concepts are applicable in evaluating the enforceability against any particular Borrower or its assets of this Agreement or any Security Document granted by such Borrower as security for its obligations hereunder and that under such principles, this Agreement or such Security Documents would not be enforceable against such Borrower or its asset unless the following provisions of this Clause 18.7 had effect, then, the maximum liability of each Borrower hereunder (the "Maximum Liability Amount") shall be limited so that in no event shall such amount exceed the lesser of (i) the Indebtedness and (ii)an amount equal to the aggregate, without double counting, of (a) ninety-five percent (95%) of the such Borrower's Adjusted Net Worth (as hereinafter defined) on the date hereof, or on the date enforcement of this Agreement is sought (the "Determination Date"), whichever is greater, (b) the aggregate fair value of such Borrower's Subrogation and Contribution Rights (as hereinafter defined) and (c) the amount of any Valuable Transfer (as hereinafter defined) to such Borrower, provided that such Borrower's liability under this Agreement shall be further limited to the extent, if any, required so that the obligations of such Borrower under this Agreement shall not be subject to being set aside or annulled under any applicable law relating to fraudulent transfers or fraudulent conveyances. In determining the limitations, if any, on the amount of any of such Borrower's obligations hereunder pursuant to the preceding sentence, any rights of subrogation or contribution (collectively the "Subrogation and Contribution Rights") which such Borrower may have on the Determination Date with respect to any other guarantor of the Indebtedness under applicable law shall be taken into account. As used in this Clause 18.7, "Indebtedness" of the Borrower shall mean, all of the Borrower's present or future indebtedness whether for principal, interest, fees, expenses or otherwise, to the Lenders under this Agreement and the Security Documents. As used herein "Adjusted Net Worth" of the respective Borrower shall mean, as of any date of determination thereof, an amount equal to the lesser of (a) an amount equal to the excess of (i) the amount of the present fair saleable value of the assets of such Borrower over (ii) the amount that will be required to pay such Borrower's probable liability on its then existing debts, including contingent liabilities, as they become absolute and matured, and (b) an amount equal to (i) the excess of the sum of such Borrower's property at a fair valuation over (ii) the amount of all liabilities of such Borrower, contingent or otherwise, as such terms are construed in accordance with applicable laws governing determinations of the insolvency of debtors. In determining the Adjusted Net Worth of such Borrower for purposes of calculating the Maximum Liability Amount for such Borrower, the liabilities of such Borrower to be used in such determination pursuant to each clause (ii) of the preceding sentence shall in any event exclude (a) the liability of such Borrower under this Agreement and the Security Documents to which it is a party, (b) the liabilities of such Borrower subordinated in right of payment to this Agreement and (c) any liabilities of such Borrower for Subrogation and Contribution Rights to any of the other guarantors. As used herein "Valuable Transfer" shall mean, in respect of such Borrower, (a) all loans, advances or capital contributions made to such Borrower with proceeds of the Credit Facility, (b) all debt securities or other obligations of such Borrower acquired from such Borrower or retired by such Borrower with proceeds of the Credit Facility, (c) the fair market value of all property acquired with proceeds of the Credit Facility and transferred, absolutely and not as collateral, to such Borrower, (d) all equity securities of such Borrower acquired from such Borrower with proceeds of the Credit Facility, and (e) the value of any other economic benefits in accordance with applicable laws governing determinations of the insolvency of debtors, in each such case accruing to such Borrower as a result of the Credit Facility and this Agreement.


18.8 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto including all parties added hereto pursuant to an Assignment and Assumption Agreement. This Agreement may be executed in any number of counterparts, each of will shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Majority Lenders (and, if the rights or duties of the Agents. the Joint Arrangers and Underwriters, or the Security Trustee are affected thereby, by the Agent, the Joint Arrangers and Underwriters, or the Security Trustee, as applicable); provided that no amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on the Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on the Loan or any fees hereunder or for any termination of any Commitment, (iv) amend Clause 10, (v) waive any condition precedent to the making of the Loan, (vi) release or modify any collateral or
(vii) amend or modify this Clause 18.8 or otherwise change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loan, or the number or category of Lenders, which shall be required for the Lenders or any of them to take any action under this Clause or any other provision of this Agreement.


18.9 Headings. In this Agreement, Clause headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.


18.10 Original Syndication. Neither the Guarantor nor any of the Subsidiaries of the Guarantor shall be involved in any other credit transactions involving syndication other than as herein provided and as advised to, and consented to by the Joint Arrangers and Underwriters prior to the date hereof, between the date hereof and (i) the closure of syndication of the Credit Facility or (ii) the Initial Drawdown Date, and those previously advised and agreed to by the Joint

Arrangers and Underwriters in writing. If during the period from the date hereof to the Initial Drawdown Date there is any material adverse change in the syndicated loans market which might prejudice the successful conclusion of the transaction contained herein, the Borrowers and the Guarantor will discuss alternative structures and/or pricing for the Credit Facility and, in the absence of any agreement, the Joint Co-Arrangers and Underwriters may terminate the availability of the Credit Facility.

                  IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.


VANCOUVER SPIRIT INC.

By      /s/Amy J. Bokinsky
  Name:  Amy J. Bokinsky
  Title: Attorney-in-Fact

ELCANO SPIRIT INC.

By      /s/Amy J. Bokinsky
  Name:  Amy J. Bokinsky
  Title: Attorney-in-Fact

MUSASHI SPIRIT INC.

By      /s/Amy J. Bokinsky
  Name:  Amy J. Bokinsky
  Title: Attorney-in-Fact

VSSI APOLLO INC.

By      /s/Amy J. Bokinsky
  Name:  Amy J. Bokinsky
  Title: Attorney-in-Fact

VSSI SINGAPORE INC.

By      /s/Amy J. Bokinsky
  Name:  Amy J. Bokinsky
  Title: Attorney-in-Fact

VOLAR SPIRIT INC.

By      /s/Amy J. Bokinsky
  Name:  Amy J. Bokinsky
  Title: Attorney-in-Fact

VSSI CHALLENGER INC.

By      /s/Amy J. Bokinsky
  Name:  Amy J. Bokinsky
  Title: Attorney-in-Fact

SCHOUTEN SPIRIT INC.

By      /s/Amy J. Bokinsky
  Name:  Amy J. Bokinsky
  Title: Attorney-in-Fact

                                            DEN NORSKE BANK ASA,
                                        as Administrative Agent, Security
                                        Trustee, Joint Arranger and
                                        Underwriter and Lender

                                       By     /s/Theodore S. Jadick, Jr.
                                         Name:  Theodore S. Jadick, Jr.
                                         Title: Attorney-in-Fact


                                       CHRISTIANIA BANK OG KREDITKASSE ASA,
                                       New York Branch,
                                        as Joint Arranger and Underwriter,
                                        Syndication Agent and Lender

                                       By      /s/Martin Lunder
                                         Name:    Martin Lunder
                                         Title:  First Vice-President


                                       By     /s/ Hans Christian Kjelsrud
                                         Name:    Hans Christian Kjelsrud
                                         Title:   First Vice-President


                                       THE BANK OF NOVA SCOTIA,
                                        as Joint Arranger and Underwriter,
                                        Syndication Agent and Lender


                                       By      /s/
                                         Name:
                                         Title: Attorney-in-Fact


                                       LANDESBANK SCHLESWIG-HOLSTEIN
                                        GIROZENTRALE, as Lender


                                       By    /s/Lawrence Rutkowski
                                         Name:  Lawrence Rutkowski
                                         Title: Attorney-in-Fact


                                       HAMBURGISCHE LANDESBANK-
                                        GIROZENTRALE-, as Lender

                                       By    /s/Lawrence Rutkowski
                                         Name:  Lawrence Rutkowski
                                         Title: Attorney-in-Fact


                                       VEREINS- UND WESTBANK AG,
                                        as Lender


                                       By    /s/Monica Treitmeier-McCarthy
                                         Name:  Monica Treitmeier-McCarthy
                                         Title: Attorney-in-Fact


                                       SCHIFFSHYPOTHEKENBANK ZU LUBECK AG,
                                        as Lender


                                       By    /s/Monica Treitmeier-McCarthy
                                         Name:  Monica Treitmeier-McCarthy
                                         Title: Attorney-in-Fact

                                       SKANDINAVISKA ENSKILDA BANKEN AB (PUBL),
                                        as Lender


                                       By    /s/Amelia Sweetland
                                         Name:  Amelia Sweetland
                                         Title: Attorney-in-Fact


                                       DEUTSCHE SCHIFFSBANK AG,
                                        as Lender


                                       By    /s/Amelia Sweetland
                                         Name:  Amelia Sweetland
                                         Title: Attorney-in-Fact

                             CONSENT AND AGREEMENT


                  The undersigned, referred to in the foregoing Reducing Revolving Credit Facility Agreement as the "Guarantor", hereby consents and agrees to said Agreement and to the documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the undersigned pursuant to or in connection with said Agreement and agree particularly to be bound by the representations, warranties and covenants relating to the undersigned contained in Clauses 2 and 9 of said Agreement to the same extent as if the undersigned were a party to said Agreement.


                                              TEEKAY SHIPPING CORPORATION



                                            By   /s/ John S.Osborne, Jr.
                                               Name: John S.Osborne, Jr.
                                               Title: Attorney-in-Fact

                                   SCHEDULE 1

                                  The Borrowers

                              Jurisdiction
    Name                     of Incorporation          Registered Address
    ----                     ----------------          ------------------

VSSI Apollo Inc.            The Republic of Liberia       80 Broad
Street
                                                       Monrovia, Liberia

VSSI Singapore Inc.         The Republic of Liberia       80 Broad
Street
                                                       Monrovia, Liberia

VSSI Challenger Inc.        The Republic of Liberia       80 Broad
Street
                                                       Monrovia, Liberia

Elcano Spirit Inc.          The Republic of Liberia       80 Broad
Street
                                                       Monrovia, Liberia

Musashi Spirit Inc.         The Republic of Liberia       80 Broad
Street
                                                       Monrovia, Liberia

Schouten Spirit Inc.        The Republic of Liberia       80 Broad
Street
                                                       Monrovia, Liberia

Vancouver Spirit Inc.       The Republic of Liberia       80 Broad
Street
                                                       Monrovia, Liberia

Volar Spirit Inc.           The Republic of Liberia       80 Broad
Street

                                   SCHEDULE 2


Lenders                                         Facility Commitment
-------                                         -------------------


Den norske Bank ASA                               $35,000,000
Stranden 21
0250 Oslo 2
Norway
Telecopy No.: 47-22-48-20-20


Christiania Bank og Kreditkasse ASA,              $15,000,000
  New York Branch
11 West 42nd Street, 7th Floor
New York, New York 10036
Telecopy No.: 212-827-4888


The Bank of Nova Scotia                           $25,000,000
Scotia House
33 Finsbury Square
London, EC2A 1BB
England
Telecopy No.: 44-171-454-9019


Deutsche Schiffsbank AG                           $25,000,000
Domshof 17
28195 Bremen
Federal Republic of Germany
Telecopy No.: 49-421-3235-39


Hamburgische Landesbank - Girozentrale            $25,000,000
Gerhart - Hauptmann - Platz 50
20095 Hamburg
Federal Republic of Germany
Telecopy No.: 49-40-3333-3069


Landesbank Schleswig-Holstein Girozentrale        $25,000,000
Martensdamm 6
24703 Kiel
Schleswig - Holstein
Federal Republic of Germany
Telecopy No.: 49-43-1900-1130

Skandinaviska Enskilda Banken AB (Publ)           $20,000,000
2 Cannon Street
London EC4M 6XX
England
Telecopy No.: 44-171-329-4950


Schiffshypothekenbank zu Luebeck AG               $20,000,000
Postfach 110311, D-20403 Hamburg
Ost-West-Strasse 74-74, D-20457
Hamburg
Federal Republic of Germany
Telecopy No.: 49-40-3701-4649/4550


Vereins-und Westbank AG                           $10,000,000
Shipping Department
Alter Wall 22
20457 Hamburg
Federal Republic of Germany
Telecopy No.: 49-40-3692-3696

                                   SCHEDULE 3

                                  The Charters

Vessel                     Owner                       Charterer                Date of Charter
------                     -----                       ---------                ---------------
M/T VANCOUVER SPIRIT       Vancouver Spirit Inc.       Palm Shipping Inc.       July 1, 1992
M/T VICTORIA SPIRIT        Elcano Spirit Inc.          Palm Shipping Inc.       January 5, 1993
M/T MUSASHI SPIRIT         Musashi Spirit Inc.         Palm Shipping Inc.       January 5, 1993
M/T ONOZO SPIRIT           VSSI Apollo Inc.            Palm Shipping Inc.       March 1, 1990
M/T PALMSTAR CHERRY        VSSI Singapore Inc.         Palm Shipping Inc.       January 6, 1990
M/T PALMSTAR LOTUS         Volar Spirit Inc.           Palm Shipping Inc.       August 1, 1991
M/T PALMSTAR POPPY         VSSI Challenger Inc.        Palm Shipping Inc.       July 2, 1990
M/T TEEKAY SPIRIT          Schouten Spirit Inc.        Palm Shipping Inc.       November 1, 1991

3.  Amendment No. 1 to First Preferred Mortgage over MBC-1;

                                   SCHEDULE 4

                                   The Vessels

                                                        Place/Year      Official         Classification
                        Classification
Vessel                  Owner                 Flag         Built          Number           Society                Rating
------                  -----                 ----      -----------     --------        ----------------      -----------

M/T VANCOUVER SPIRIT    Vancouver Spirit Inc. Bahamian  Korea/1992        720789               DNV              +1A1 Bulk Carrier
                                                                                                                HC/E or Tanker
                                                                                                                for Oil EO

M/T VICTORIA SPIRIT     Elcano Spirit Inc.    Bahamian  Korea/1993        723135               DNV              +1A1 Bulk Carrier
                                                                                                                HC/E or Tanker
                                                                                                                for Oil EO

M/T MUSASHI SPIRIT      Musashi Spirit Inc.   Bahamian  Japan/1993        723161               NKK              NS*, MNS* (MO)
                                                                                                                ESP, IGS, COW

M/T ONOZO SPIRIT        VSSI Apollo Inc.      Bahamian  Japan/1990        716225               NKK              NS*, MNS* (MO)
                                                                                                                ESP, IGS, COW

M/T PALMSTAR CHERRY     VSSI Singapore Inc.   Bahamian  Japan/1990        715518               NKK              NS*, MNS* (MO)
                                                                                                                ESP, IGS, COW

M/T PALMSTAR LOTUS      Volar Spirit Inc.     Bahamian  Japan/1991        720456               NKK              NS*, MNS* (MO)
                                                                                                                ESP, IGS, COW

M/T PALMSTAR POPPY      VSSI Challenger Inc.  Bahamian  Japan/1990        716266               NKK              NS*, MNS* (MO)
                                                                                                                ESP, IGS, COW

M/T TEEKAY SPIRIT       Schouten Spirit Inc.  Bahamian  Japan/1991        720496               NKK              NS*, MNS* (MO)
                                                                                                                ESP, IGS, COW

NKK = Nippon Kaiji Kyokai
LR = Lloyd's Register
ABS = American Bureau of Shipping
DNV = Det Norske Veritas